                                                                     EXHIBIT 2.1

                                                                  CONFORMED COPY



                             DATED 26TH APRIL, 1999


                             CABLE AND WIRELESS PLC


                                      and


                              GLOBAL CROSSING LTD.


                    _______________________________________


                          SALE AND PURCHASE AGREEMENT

                 in respect of Cable & Wireless Marine Limited
                    and interests in certain other companies

                    _______________________________________



                                 ALLEN & OVERY
                                     London
                                  CO:531528.8

                                     INDEX


Clauses                                                                     Page
1.   Definitions...........................................................    2
2.   Sale and Purchase.....................................................    6
3.   Consideration.........................................................    6
4.   Conditions Precedent..................................................    7
5.   Completion............................................................    9
6.   Warranties............................................................   10
7.   Limitations on Claims.................................................   11
8.   Leasing Arrangements..................................................   15
9.   Costs.................................................................   15
10.  Pensions..............................................................   15
11.  Intragroup Matters....................................................   15
12.  Tax Deed..............................................................   16
13.  Marks and Licences....................................................   16
14.  Guarantees and Covenant...............................................   17
15.  Employees and Properties..............................................   18
16.  Transitional Services.................................................   20
17.  Whole agreement.......................................................   21
18.  Announcements and Confidentiality.....................................   22
19.  Notices...............................................................   22
20.  General...............................................................   23
21.  Governing Law and Jurisdiction........................................   25

Schedules

1.   Particulars of the Companies..........................................   26
2.   Properties............................................................   40
3.   Warranties............................................................   41
4.   Pensions..............................................................   55
5.   Covenants up to Completion............................................   69
6.   Completion Arrangements...............................................   71
7.   Vessels...............................................................   74
8.   Leasing Arrangements..................................................   76

THIS AGREEMENT is made on 26th April, 1999 BETWEEN:

(1) CABLE AND WIRELESS PLC whose registered office is at 124 Theobalds Road, London WC1X 8RX ("C&W" or the "Seller"); and

(2) GLOBAL CROSSING LTD. whose registered office is at Wessex House, 45 Reid Street, Hamilton HM-12, Bermuda (the "Purchaser").

WHEREAS:

(A) The Seller is the owner of the entire issued share capital of Cable & Wireless Marine Limited ("CWM") further details of which are set out in
     Schedule 1, Part I.

(B) CWM is the owner of the entire issued share capitals of Cable and Wireless Marine Inc., General Offshore (UK) Limited, Vibro Einspultechnik Duker und Wasserbau GmbH ("Vibro") and Harmstorf Submarine Systems Sdn Bhd (together the "General Offshore Companies") and of Cable & Wireless (Marine) Southampton Limited, Marine Investments Limited and Worldwide Ocean Surveying Limited (together the "Dormant Companies") further details of which are set out in Schedule 1, Part I.

(C) Cable & Wireless Marine Inc. and Vibro are the owners of the entire issued share capitals of General Offshore Specialized Services Inc. and Cable & Wireless Global Marine (Singapore) Pte Limited respectively (together the "CWM Subsidiaries") further details of which are set out in Schedule 1,
     Part I.

(D) CWM is the owner of 30% of the issued share capital of International Cableship Pte Limited (Singapore) and 40% of the issued share capital of Sembawang Cable Depot Pte Limited (Singapore) (together the "CWM JV Companies") further details of which are set out in Schedule 1, Part II.

(E) C&W is the ultimate holding company of Cable & Wireless Marine SA ("CW Luxembourg") and, together with its subsidiary Hong Kong Telecommunications Limited, is the owner of the entire issued share capital of Great Eastern Telecommunications Limited ("GET").

(F) CW Luxembourg is the owner of 25% of the issued share capital of NTT World Engineering Marine Corporation (the "Japanese JV Company") further details of which are set out in Schedule 1, Part II.

(G) GET is the owner of 49% of the issued share capital of SB Submarine Systems Ltd (the "PRC JV Company") further details of which are set out in Schedule 1, Part II.

(H) C&W wishes to sell and the Purchaser wishes to purchase or procure the purchase of the entire issued share capital of CWM on the terms and subject to the conditions set out in this agreement.

(I) C&W wishes to procure the sale of and the Purchaser wishes to purchase or procure the purchase of the shares held by CW Luxembourg in the Japanese JV Company and the shares held by GET in the PRC JV Company on the terms and subject to the conditions set out in this agreement.

NOW IT IS AGREED as follows:

1.  DEFINITIONS

(1)  In this agreement:

     "Accounts" means the audited balance sheet as at the Accounts Date and the audited profit and loss account for the year ended on the Accounts Date of CWM;

     "Accounts Date" means 31st March, 1999;

     "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser;

     "Business Day" means a day (not being a Saturday or Sunday) when banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London and New York;

     "Changes in the PRC JV Company" means, as contemplated by this agreement, the transfer of the PRC JV Shares and the amendment of the PRC JV Contract and PRC JV Company Articles of Association reflecting the transfer of the PRC JV Shares and the change in parties;

     "Companies" means CWM, the General Offshore Companies, the Dormant Companies and the CWM Subsidiaries, and "Company" means any one of the Companies;

     "Completion" means the completion of the sale and purchase of the CWM Shares in accordance with clause 5;

     "Confidential Information" means all information which is confidential and is used in or otherwise relates to the business, customers, financial or other affairs of the Companies, the CWM JV Companies and the JV Companies including, without limitation, information relating to:

     (a) goods or services (including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising and other promotional materials); and

     (b) future projects, business development or planning, commercial relationships and negotiations,

     in relation to any of the Companies, the CWM JV Companies and the JV Companies but not including information which is made public by, or with the consent of, the Purchaser;

     "CWM Charter Vessels" means those of the Vessels set out in Part 3 of
     Schedule 7 which are subject to charter arrangements;

     "CWM Finance Vessels" means those of the Vessels set out in Part 2 of
     Schedule 7 which are subject to lease financing arrangements;

     "CWM Shares" means the 55,000,000 existing ordinary shares of (Pounds)1 each in the share capital of CWM and the further ordinary shares of (Pounds)1 each in the share capital of CWM to be subscribed by the Seller under clause 11(1) and (if any) 14(4);

     "CWM Vessels" means those of the Vessels set out in Part 1 of Schedule 7 owned by CWM or, in the case of one Vessel, owned by the Seller but to be transferred to CWM pursuant to this agreement;

     "Data Room" means the documents listed in the Data Room Index in the Agreed Form;

     "Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser and includes the Data Room except as specified in clause 6(4);

     "Dividend" means the dividend declared by CWM on 23rd April, 1999 in the amount of (Pounds)117,700,000 and paid to the Seller;

     "Facility Agreement" means the credit facility agreement entered into between CWM and the Bank of Nova Scotia on 23rd April, 1999 relating to credit facilities of (Pounds)100,000,000;

     "GOC Agreements" means the sale and purchase agreement dated 23rd December, 1997 between General Offshore Corporation, Offshore Scientific Corporation, Hannon Armstrong & Company, R. Jon Armstrong, Michael Hannon, CWM and Marine Investments Limited and related documents;

     "Group Management Accounts" means the accounts to be prepared for the Companies and the CWM JV Companies on a consolidated basis and consistent with prior monthly management financial statements for these companies as at and for the year ended on the Accounts Date;

     "Incentive Scheme" means any scheme or arrangement established by the Seller, any Company or any member of the Remaining Group and in which Companies are participating at the date of Completion for incentivising employees through shares in the Seller and/or cash payments and shall include any profit sharing scheme, bonus scheme, incentive pay arrangement and employee share scheme;

     "Intellectual Property Rights" means trade marks, patents, rights in designs or inventions, database rights and copyright all whether registered or unregistered and including applications for the grant of any of the foregoing and rights in the Confidential Information and all similar and analogous rights anywhere in the world;

     "Intercompany Balance" means the amount of (Pounds)12,407,000 as defined in clause 11(1);

     "Japanese JV Agreement" means the participants agreement dated 11th February, 1999 between Nippon Telegraph and Telephone Corporation, CW Luxembourg, CWM and NTT World Engineering Marine Corporation;

     "Japanese JV Completion" means completion of the sale and purchase of the Japanese JV Shares in accordance with clause 5;

     "Japanese JV Shares" means the shares owned by CW Luxembourg in the share capital of the Japanese JV Company;

     "JV Companies" means the Japanese JV Company and the PRC JV Company;

     "JV Shares" means the Japanese JV Shares and the PRC JV Shares;

     "Loan" means the outstanding principal amount payable by CWM under the Facility Agreement;

     "Net Assets" means the amount of share capital and reserves as shown in the Group Management Accounts;

     "Overseas Properties" means the Properties described in Part 2 of Schedule
     2;

     "PRC JV Contract" means the contract dated 15th April, 1994 between Directorate General of Telecommunications of the Peoples Republic of China and GET in relation to the PRC JV Company;

     "PRC JV Completion" means completion of the sale and purchase of the PRC JV Shares in accordance with clause 5;

     "PRC JV Shares" means the interests owned by GET in the registered capital of the PRC JV Company;

     "Properties" means the leasehold and other properties briefly described in
     Schedule 2;

     "Purchaser's Group" means the Purchaser and Subsidiaries of the Purchaser from time to time;

     "Remaining Group" means the Seller and its Subsidiaries from time to time (other than the Companies and those of the CWM JV Companies (if any) which are Subsidiaries of the Seller);

     "ROVs" means the remotely operated vehicles described in Part 4 of Schedule 7;

     "Subsidiary" and "Subsidiaries" means a subsidiary for the purposes of the Companies Act 1985;

     "Taxation" and "Taxation Authority" have the meanings assigned to them in the Tax Deed;

     "Tax Deed" means the tax deed in the Agreed Form;

     "Trade Mark and Patent Assignment " means the assignment of inter alia registered trade marks and patents by the Seller to CWM to be delivered by the Seller to the Purchaser at Completion in the Agreed Form;

     "Transfer Price" means the amount of (Pounds)2,000,000 as defined in clause 11(1);

     "UK Properties" means the Properties described in Part 1 Schedule 2;

     "Undertaking" means the agreement of the same date as this agreement containing undertakings by the Seller and the Purchaser;

     "Vessels" means the cableships listed in Schedule 7;

     "Warranties" means the warranties contained in clause 6(1) and Schedule 3; and

     "Working Capital" means net working capital, short term loans and cash balance, bank balances, cash and overdrafts, and intergroup loans as stated in the Group Management Accounts,

(2) The Seller shall procure that a meeting of the directors of CWM is held at Completion at which the following business is transacted:

     (a) the directors shall approve (subject to stamping) the transfer of the CWM Shares;

     (b) the situation of the registered office shall be changed as the Purchaser may direct;

     (c) such persons as the Purchaser shall nominate shall be appointed as secretary and directors of CWM; and

     (d) such firm as the Purchaser nominates shall be appointed as auditors of CWM.

(3)  Any reference, express or implied, to an enactment includes references to:

     (a) that enactment as amended, extended or applied by or under any other enactment before this agreement;

     (b) any enactment which that enactment re-enacts (with or without modification) before this agreement; and

     (c) any subordinate legislation made before this agreement under any enactment, including one within (a) or (b) above.

(4) Where any statement is qualified by the expression "so far as the Seller is aware" or "the Seller is not aware" or "to the best of the Seller's knowledge, information and belief" or any similar expression that statement shall be deemed to be made on the basis only of actual knowledge of the Seller, having made reasonable enquiries only of David Foot, Barry Shine, David Skentelbery and Chris Todhunter.

(5) In this agreement, unless otherwise specified, any reference to "material" shall mean material in the context of the business of the Companies, CWM's proportionate shareholding interest in the business of the CWM JV Companies and CW Luxembourg's and GET's respective proportionate shareholding interests in the business of the JV Companies, taken as a whole as at the date of this agreement.

(6) Words denoting persons shall include bodies corporate and unincorporated associations of persons.

(7)  Subclauses (1) to (5) above apply unless the contrary intention appears.

(8)  The headings in this agreement do not affect its interpretation.

(9) Nothing in this agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this agreement.

2.   Sale and Purchase

(1) Subject to clause 4 the Seller shall sell and the Purchaser shall purchase or procure the purchase by a wholly-owned Subsidiary of the Purchaser of the CWM Shares free from all charges, liens, encumbrances, equities and claims and together with all rights attaching to them.

(2) Subject to clause 4 the Seller shall procure the sale of the JV Shares and the Purchaser shall purchase or procure the purchase by a wholly-owned Subsidiary of the Purchaser of the JV Shares, free from all charges, liens, encumbrances, equities and claims and together with all rights attaching to them.

(3) The Seller covenants with the Purchaser as follows: (a) that it has the right with respect to the CWM Shares to sell and transfer and with respect of the JV Shares to procure the sale and transfer of the full legal and beneficial interests in the CWM Shares and the JV Shares to the Purchaser on the terms and subject to the conditions set out in this agreement; and
     (b) that on or after Completion, Japanese JV Completion or PRC JV Completion respectively it will execute and do (or procure to be executed and done) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest the CWM Shares, the Japanese JV Shares and the PRC JV Shares respectively in the Purchaser.

(4) Notwithstanding anything to the contrary in this agreement, upon satisfaction of the conditions in clause 4(5)(b), the Seller shall be deemed to have offered the Japanese JV Shares to the Purchaser and the
     Purchaser shall be deemed to have accepted such offer.   In the event that
     Nippon Telegraph and Telephone Corporation has exercised its right to purchase a part of the Japanese JV Shares from the Seller pursuant to clause 12 of the Japanese JV Agreement, the Purchaser shall purchase the remaining shares and the consideration specified in clause 3(2)(a) shall be pro-rated based on the number of shares actually purchased by the Purchaser.

(5) Notwithstanding anything to the contrary in this agreement, upon satisfaction of the condition in clause 4(5)(c), the Seller shall be deemed to have offered the PRC JV Shares to the Purchaser and the Purchaser shall be deemed to have accepted such offer. In the event that the Directorate General Telecommunications have exercised its right to purchase a part of the PRC JV Shares from the Seller pursuant to clause 5.09 of the PRC JV Contract, the Purchaser shall purchase the remaining interests in the PRC JV Company and the consideration specified in clause 3(2)(b) shall be pro-rated based on the interests in the PRC JV Company actually purchased by the Purchaser.

3.   Consideration

(1) The consideration for the sale and purchase of the CWM Shares shall be the sum of (Pounds)421,000,000, subject to upwards adjustment as provided in clause 14(4), which shall be payable by the Purchaser (or of which the Purchaser shall procure payment) in cash on Completion.

(2) The consideration for the sale and purchase of the JV Shares shall be as follows:

     (a) for the Japanese JV Shares, the sum of (Pounds)7,000,000 which shall be payable by the Purchaser (or of which the Purchaser shall procure payment) in cash on Completion; and

     (b) for the PRC JV Shares, the sum of (Pounds)20,000,000 which shall be payable by the Purchaser (or of which the Purchaser shall procure payment) in cash on Completion.

4.   Conditions Precedent

(1) The sale and purchase of the CWM Shares and the JV Shares is conditional on:

     (a) in respect of Germany, the Bundeskartellamt granting a negative clearance ("Nichtuntersagung") in respect of the acquisition by the Purchaser of the CWM Shares and the JV Shares; and

     (b) in respect of the agreements relating to the leasing or lease financing of each of the vessels and the ROV referred to in Schedule 8, either:

          (i) the parties thereto giving written consent (1) to the change of control contemplated by this agreement of the Companies which are parties to such agreements and (2) to the release of the Seller and/or any member of the Remaining Group from all related guarantees, indemnities, undertakings, bonds or other arrangements to which they are a party; or

          (ii) the termination of such leasing or lease financing and the payment of all amounts payable by the Companies in respect of such termination and any fees, costs and expenses required by the other parties thereto in relation to such termination and a Company or an entity nominated by the Purchaser being the beneficial owner or having the right to purchase the relevant vessel or ROV; or

          (iii) such other arrangements being agreed in writing by the parties thereto as are reasonably acceptable to the Purchaser and the Seller and which ensure (1) that the change of control of the Companies contemplated by this agreement does not adversely affect the rights or increase the obligations under such agreements of the Companies which are parties to such agreements and the Seller and (2) the release of the Seller and/or any member of the Remaining Group from all obligations and liabilities in relation to such agreements.

(2) The parties shall use reasonable endeavours to procure that the conditions in subclause (1) above are fulfilled on or before the date falling 60 days after the date of this agreement. In relation to the conditions contained in subclause (1)(b) above, the parties agree to take the steps set out in
     Schedule 8 with a view to procuring that such conditions are fulfilled. In relation to the condition contained in subclause (1)(a) above, the parties agree that all requests and enquiries from the Bundeskartellamt or any other applicable regulatory body shall be dealt with by the Purchaser in consultation with the Seller promptly and the parties undertake to co-operate fully with each other, including exchanging all relevant information promptly and in full, and to provide all necessary information and assistance reasonably required by such regulatory body, and the Purchaser will take account of all reasonable requests of the Seller in relation thereto.

(3) If the conditions in subclause (1) above are not fulfilled on or before the date specified in subclause (2) above all the preceding clauses, subclauses
     (4) to (8) of this clause and clauses 5, 6, 8, 10 to 16, 18(2) and 20(7) of, and the Schedules to, this agreement shall cease to have effect and neither of the parties will have any rights or liabilities under this agreement.

(4) Until Completion, subject to the covenants and restrictions set out in this agreement, the Seller shall comply with the provisions of Schedule 5.

(5)  The sale and purchase of the JV Shares is conditional on:

     (a)  Completion;

     (b)         in the case of the sale of the Japanese JV Shares;

          (i) the unconditional written consent of Nippon Telegraph and Telephone Corporation in accordance with clause 11 of the Japanese JV Agreement;

          (ii) the written waiver of Nippon Telegraph and Telephone Corporation of any right of first refusal it may have pursuant to clause 12 of the Japanese JV Agreement or the purchase by Nippon Telegraph and Telephone Corporation of only part of the Japanese JV Shares pursuant to the provisions of clause 12 of the Japanese JV Agreement;

          (iii)  the consent of the board of directors of the Japanese JV
                 Company;

          (iv) the receipt by CW Luxembourg and the Japanese JV Company of any governmental approvals, consents or other permissions required under Japanese law; and

          (v) the Purchaser entering into an amendment or deed of accession to the Japanese JV Agreement in accordance with clause 22.6 of the Japanese JV Agreement,

          (collectively, the "NTT Consent"); and

     (c)  in the case of the sale of the PRC JV Shares:

          (i) the unconditional written consent of Directorate General of Telecommunications of the People's Republic of China in accordance with clause 24.03 of the PRC JV Contract;

          (ii) the written waiver of the Directorate General Communications of any right of first refusal it may have pursuant to clause 5.09 of the PRC JV Contract or the purchase by the Directorate General Communications of only part of the PRC JV Shares pursuant to the provisions of clause 5.09 of the PRC JV Contract;

          (iii) the unanimous consent of the board of directors of the PRC JV Company of the Changes in the PRC JV Company;

          (iv) a duly executed amendment of the PRC JV Contract and PRC JV Company Articles of Association reflecting the Changes in the PRC JV Company;

          (v) the receipt by GET and the PRC JV Company of the equity transfer agreement governing the Changes in the PRC JV Company duly executed by the Purchaser;

          (vi) the receipt by GET and the PRC JV Company of the unconditional approval of the Ministry of Foreign Trade and Economic Co-operation and any other applicable industry regulator (or its/their duly authorised lower level commission) of the Changes in the PRC JV Company; and

          (vii) the receipt by GET and the PRC JV Company of the amended Business License of the PRC JV Company reflecting the Changes in the PRC JV Company from the State Administration of Industry and Commerce (or its duly authorised lower level administration). (collectively, the "PRC Consent").

(6) The parties shall use reasonable endeavours to procure that the conditions in subclause (5) are fulfilled on or before 31st December, 1999.

(7) If the condition in subclause (5)(a) is fulfilled but the other conditions in subclause (5) above (or either of them) are not fulfilled on or before the date specified in subclause (6):

     (a) where NTT Consent is not obtained as specified, clauses 2(2) (as it relates to the Japanese JV Shares) and (4), 3(2)(a) and 5(4) and (5) of this agreement shall cease to have effect and the Seller shall re-pay to the Purchaser the sum paid by the Purchaser pursuant to clause 3(2)(a); and

     (b) where PRC Consent is not obtained as specified, clauses 2(2) (as it relates to the PRC JV Shares), 3(2)(b) and 5(6) and (7) of this agreement shall cease to have effect and the Seller shall re-pay to the Purchaser the sum paid by the Purchaser pursuant to clause 3(2)(b), in each case, together with interest in accordance with subclause (8) below.

(8) Any amount due under subclause (7) above shall be paid without deduction of any bank charges and commissions by the Seller's bank, without set-off and in immediately available funds on or before 14th January, 2000 together with simple interest at the rate of 2.75 per cent. above LIBOR calculated from the date of Completion up to, but not including, the date of payment.

5.   Completion

(1) Completion shall take place at the offices of Allen & Overy no later than the fifth Business Day after the conditions referred to in clause 4(1) have been fulfilled. The Purchaser shall notify the Seller forthwith when the condition referred to in clause 4(1)(a) has been fulfilled.

(2) At Completion the Seller and the Purchaser shall procure that the relevant events specified in Schedule 6 for which each is designated responsible shall take place.

(3) The Purchaser shall at Completion deliver or procure the delivery by way of telegraphic transfer without deduction of any bank charges and commissions by the Purchaser's bank, without set off and in immediately available funds to an account designated by the Seller before the Business Day before Completion the payments for the CWM Shares and the JV Shares referred to in clauses 3(1) and 3(2) above and the payment in respect of the Transfer Price referred to in clause 11(1) below.

(4) Japanese JV Completion shall take place at the offices of Allen & Overy on or before 31st December, 1999 and no later than the fifth Business Day after the conditions referred to in clauses 4(5)(a) and 4(5)(b) have been fulfilled. The Seller shall notify the Purchaser forthwith when both those conditions have been fulfilled.

(5) At Japanese JV Completion the Seller and the Purchaser shall procure that the relevant events specified in Schedule 6 for which each is designated responsible shall take place.

(6) PRC JV Completion shall take place at the offices of Allen & Overy on or before 31st December, 1999 and no later than the fifth Business Day after the conditions referred to in clauses 4(5)(a) and 4(5)(c) have been fulfilled. The Seller shall notify the Purchaser forthwith when both those conditions have been fulfilled.

(7) At PRC JV Completion the Seller and the Purchaser shall procure that the relevant events specified in Schedule 6 for which each is designated responsible shall take place.

(8) The delivery by the Purchaser of the consideration for the JV Shares to the Seller pursuant to subclause (3) shall be a good discharge of the Purchaser's obligation to pay the relevant members of the Remaining Group that part of the consideration as relates to their respective holdings of JV Shares and the Seller shall receive that part of the consideration for the JV Shares as agent for the relevant members of the Remaining Group.

6.   Warranties

(1) The Seller warrants to the Purchaser for itself and as trustee for its nominated wholly-owned Subsidiary or Subsidiaries as transferee(s) of the CWM Shares and the JV Shares under this agreement that, except as disclosed to the Purchaser in the Disclosure Letter and, subject to subclause (4) below, the Data Room, each of the statements set out in
     Schedule 3 is true and accurate as at the date of this agreement.

(2)  The Seller further warrants to the Purchaser that:

     (a) the Seller is a corporation validly existing under the laws of England with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement, the Undertaking, the Tax Deed and the other documents to be entered into by the Seller pursuant to this agreement;

     (b) this agreement, the Undertaking, the Tax Deed and the other documents to be entered into by the Seller pursuant to this agreement constitute or will, when executed, constitute valid and binding obligations of the Seller; and

     (c) other than as contemplated by this agreement, no announcements, consultations, notices, reports or filings are required to be made by the Seller in connection with the transactions contemplated by this agreement nor are any consents, approvals, registrations, authorisations or permits required to be obtained by the Seller in connection with the execution or performance of this agreement, the Undertaking and the Tax Deed the failure to make or obtain any of which:

          (i)    would prevent or delay completion of this agreement; or

          (ii)   would subject the Purchaser or the Companies to any liability.

(3)  The Purchaser warrants to the Seller that:

     (a) the Purchaser is a corporation validly existing under the laws of Bermuda with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise, the execution and performance of, its obligations under this agreement, the Undertaking, the Tax Deed and the other documents to be entered into by the Purchaser pursuant to this agreement;

     (b) this agreement, the Undertaking, the Tax Deed and the documents to be entered into by the Purchaser pursuant to this agreement constitute or will, when executed, constitute valid and binding obligations of the Purchaser; and

     (c) other than as contemplated by this agreement, no announcements, consultations, notices, reports or filings are required to be made by the Purchaser in connection with the transactions contemplated by this agreement nor are any consents, approvals, registrations, authorisations or permits required to be obtained by the Purchaser in connection with the execution or performance of this agreement, the Undertaking, and the Tax Deed the failure to make or obtain any of which:

          (i)    would prevent or delay completion of this agreement; or

          (ii)   would subject the Seller or the Companies to any liability.

(4) The disclosure of the Data Room as a whole under subclause 6(1) above in respect of the Warranties shall not apply in relation to the Warranties contained in the following paragraphs of Schedule 3, but the documents referred to in the specific matters disclosed against each of these Warranties in the Disclosure Letter are disclosed against that Warranty:
     A.5 (Accounts); A.7 (Position since Accounts Date); sub-paragraph (2) of
     A.9 (Properties); sub-paragraphs (2), (3), (4), (5) and (10) of A.10 (Vessels); sub-paragraph (4) of A.11 (Environment) except that all the documents contained in Volume XIX (Environmental Documents) of the Data Room Index shall be deemed to be disclosed against these Warranties; sub-paragraphs (3) and (5) of A.14 (Indebtedness); A.15 (Litigation); sub-paragraph (2) of A.16 (Material Contracts); A.21 (Joint Ventures); A.22 (Brokerage or Commissions); sub-paragraphs (a) and (c) of B.4 (Capital gains); B.14 (Capital allowances); and sub-paragraph (a) of B.15 (Claims).

(5) The Seller will not enforce a right which it may have against a Company or a director, officer or employee of a Company in respect of a misrepresentation, inaccuracy or omission in or from information given by that Company or that director, officer or employee for the purpose of assisting the Seller to give a Warranty or prepare the Disclosure Letter or the Data Room, PROVIDED THAT the foregoing shall not prevent the Seller from enforcing any right where such misrepresentation, inaccuracy or omission arises as a result of wilful or fraudulent misconduct or omission by the Company, director, officer or employee in question.

7.   Limitations on Claims

(1)  The Purchaser acknowledges to and agrees with the Seller that:

     (a) the Warranties are the only warranties or other assurances of any kind given by or on behalf of the Seller or any member of the Remaining Group and on which the Purchaser may rely in entering into and performing this agreement;

     (b) no other statement, promise or forecast made by or on behalf of the Seller or any other member of the Remaining Group may be relied on or form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement;

     (c) any claim by the Purchaser under or in connection with this agreement (a "Claim"), other than a claim under the Tax Deed save to the extent expressly provided to the contrary in this agreement, shall be subject to the following provisions of this clause; and

     (d) at the time of entering into this agreement it has no actual knowledge, by virtue of the knowledge of any of its directors, including Tom Casey, or of Clint Walker or Justin O'Neill or by virtue of reports, information and advice given by its advisers involved in the Purchaser's due diligence in connection with, and the negotiation of, this agreement, of any matter which, upon entering into this agreement, would constitute a breach of the Warranties.

(2)  The liability of the Seller shall be limited as follows:

     (a) the Seller shall not be liable in respect of any breach of this agreement if and to the extent that the matter giving rise to the breach is recovered under the Tax Deed;

     (b) there shall be disregarded for all purposes including but not limited to paragraph (c) below any breach of this agreement in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than (Pounds)100,000;

     (c) the Purchaser shall not be entitled to recover any damages in respect of any breach or breaches of this agreement except to the extent that the amount of damages in respect of such breach or breaches, together with any liability on the part of the Seller under the Tax Deed, exceeds in aggregate (Pounds)5,000,000 PROVIDED THAT the foregoing provisions of this paragraph (c) shall not operate to limit the liability of the Seller under clause 11, under paragraph 9 of Schedule 4 or in respect of any breach of Warranty A.5(3); and

     (d) the maximum aggregate liability of the Seller under this agreement, clauses 3(5) to (7) of the Undertaking and the Tax Deed shall not exceed 100% of the total sums payable by the Purchaser and received by the Seller under clauses 3, 11(1)(c) and 11(2) of this agreement and shall be reduced to the extent that any moneys are repaid by the Seller under clause 4(7) PROVIDED THAT the foregoing provisions of this paragraph (d) shall not operate to limit the liability of the Seller in respect of its obligation to deliver a duly executed transfer of the CWM Shares if and when that obligation is wholly unconditional and due for performance under and in accordance with the terms of this agreement in circumstances where the Purchaser is ready, able and willing to perform its payment obligation under clause 5(3).

(3)  The Purchaser shall not be entitled to make any Claim:

     (a) to the extent that any specific provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been made in the Accounts or it is otherwise apparent from the notes to the Accounts;

     (b) (other than under clauses 15(2), (4) and (8) and Schedules 4 and 8 and the Tax Deed) in respect of a matter disclosed to the Purchaser in the Disclosure Letter or, subject to clause 6(4), the Data Room;

     (c) if the claim would not have arisen but for a change in legislation made or enacted on or after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal after the date of this agreement of any practice or extra-statutory concession previously published by the Inland Revenue or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

     (d) to the extent that the claim arises as a result of any changes in the accounting policies or practices of the Companies made after Completion except where such change is necessary to ensure compliance with UK GAAP;

     (e) to the extent occasioned by any act or omission of any member of the Purchaser's Group or one of the Companies after Completion, not being an act or omission contemplated by this agreement or an act or omission in the ordinary course of business which the relevant person did not know or should not reasonably have known would give rise to a Claim; or

     (f) in respect of any matter of which any member of the Purchaser's Group has actual knowledge, by virtue of the knowledge of any of its directors, including Tom Casey, or of Clint Walker or Justin O'Neill or by virtue of reports, information and advice given by its advisers involved in the Purchaser's due diligence in connection with, and the negotiation of, this agreement, as at the date of this agreement, and to the extent that any Claim is increased as a result of any of the matters set out in this subclause, the Seller shall not be liable in respect of the amount by which any Claim is so increased.

(4) If the Purchaser or one of the Companies becomes aware of a matter which could give rise to a Claim, written notice of the relevant facts (containing sufficient details to allow the Seller to make a reasonable assessment of the value and nature of such potential Claim) shall be given by the Purchaser to the Seller as soon as reasonably practicable and in any event within 60 days of the Purchaser or one of the Companies becoming aware of those facts; and, secondly, in the case of a Claim which relates to a matter where there has been an assessment, notice or other document served on one of the Companies in respect of Taxation in circumstances where there are statutory time limits for appealing against or otherwise responding to any such notice or other document, notice of the relevant facts shall be given to the Seller as soon as reasonably practicable and in any event within 10 days. In addition, (subject to the provisions of the Tax Deed in relation to any matter which may form the subject of a claim under it) if the Claim in question is as a result of or in connection with a liability or alleged liability to a third party:

     (a) the Purchaser shall procure that the relevant Company take such action to avoid, dispute, resist, appeal, compromise or contest the liability as may be requested by the Seller which shall be entitled to have the conduct of any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations but at the Seller's expense and subject to the Seller indemnifying the Purchaser to its reasonable satisfaction against the costs and expenses thereof; and

     (b) the Purchaser shall procure that the relevant Company makes available to the Seller such persons and all such information as the Seller may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting any such liability.

(5)  The Seller shall cease to have any liability:

     (a) on the seventh anniversary of Completion in respect of Claims relating to Warranties B.1 to B.15 in Schedule 3; and

     (b) on the second anniversary of the date of this agreement in respect of any other Claims,

     except in respect of a Claim of which the Purchaser has given written notice to the Seller before the relevant date and in accordance with subclause (4) but the liability of the Seller in respect of any Claim shall terminate absolutely if proceedings in respect of it have not been commenced within six months of service of notice of that Claim PROVIDED however that the foregoing shall be without prejudice to the Purchaser's right to bring proceedings where, on or before the date of such written notice, the Purchaser or any relevant Company commences and diligently pursues a claim under any policy of insurance or under the GOC Agreements in respect of the matter which gave rise to the Claim, but only to the extent that the Purchaser or any relevant Company continues diligently to pursue such claim under the policy of insurance or under the GOC Agreements, and in that event proceedings may be commenced within six months after the Purchaser has exhausted its remedies against the insurer or under the GOC Agreements.

(6) Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the agreement, if, in respect of any matter which would otherwise give rise to a breach of the agreement, one of the Companies is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion) the amount of insurance monies which the Companies recover shall reduce pro tanto or extinguish the claim for breach of the agreement and the Purchaser shall not pursue any Claim it may have against the Seller until it has exhausted its remedies against the insurer.

(7) If the Seller makes any payment by way of damages for breach of the agreement (the "Damages Payment") and one of the Companies or any member of the Purchaser's Group receives any benefit otherwise than from the Seller which would not have been received but for the circumstance giving rise to the Claim in respect of which the Damages Payment was made, the Purchaser shall, once it or one of the Companies or the member of the Purchaser's Group has received such benefit, promptly repay to the Seller an amount equal to the lesser of the amount of such benefit (after deducting all reasonable costs and expenses of obtaining that benefit) and the Damages Payment.

(8) Where the Seller has made a payment to the Purchaser in respect of, or relating to, any Claim and one of the Companies or the Purchaser has a right of reimbursement against some other person in respect of or relating to that Claim the Purchaser shall notify the Seller within a reasonable period of that fact and shall (if indemnified to its reasonable satisfaction against the costs and expenses of taking such action) take all reasonable steps or proceedings to enforce such right.

(9) Without prejudice to the generality of subclause (8), where the Purchaser becomes aware of any matter which may give rise to a Claim relating to the General Offshore Companies the Purchaser shall notify the Seller within a reasonable period of such matter and shall take, or procure the taking of, all steps or proceedings necessary to enforce the rights of the relevant Companies under the warranties, covenants and indemnities contained in the GOC Agreements and shall exhaust its remedies thereunder before pursuing any Claim it may have against the Seller. In the event that the Seller becomes liable to the Purchaser under a Claim in respect of the General Offshore Companies the Seller shall be liable only for the excess of the amount of any such successful Claim over the amount paid to the relevant Companies in respect of claims made under the GOC Agreements.

(10) If any amount in respect of any breach of the agreement is paid by the Seller to the Purchaser and any subsequent event or circumstances happens or arises by virtue of which the loss attributable to such breach is reduced or removed altogether, then the Purchaser shall forthwith repay to the Seller that amount or the appropriate proportion thereof less the Purchaser's reasonable costs and expenses including taxes (if any) incurred in recovering any relevant amount.

(11) Neither party shall be entitled to rescind this agreement whether before or after Completion in any circumstances, unless it can establish fraud on the part of the other party.

8.   Leasing Arrangements

     The provisions of Schedule 8 relating to the lease financing agreements shall have effect on and from the date of this agreement with regard to the Companies.

9.   Costs

     In the event of any legal proceedings arising out of this agreement, the following shall apply in relation to the costs of such litigation to the extent permissible by law. The party which is unsuccessful in any such litigation shall pay the reasonable costs of the party which is successful. A party which obtains a judgment in its favour shall be regarded as unsuccessful if the judgment fails to better or the party fails to obtain a judgment which is more advantageous than any payment into Court, offer made without prejudice save as to costs, or offer made under Part 36 of the Civil Procedure Rules of the English Courts.

10.  Pensions

     The provisions of Schedule 4 relating to pensions shall have effect on and from Completion with regard to the Companies.

11.  Intragroup Matters

(1) The Purchaser acknowledges to the Seller and the Seller undertakes to the Purchaser that the following transactions shall occur on or before
     Completion:

     (a) the Seller shall subscribe for additional ordinary shares of (Pounds)1 each in the share capital of CWM and the aggregate subscription monies to be paid therefor will be (Pounds)23,782,000;

     (b)  CWM shall pay to the Seller or as the Seller directs
          (Pounds)12,407,000 in full and final settlement of all outstanding intercompany balances owed by CWM to the Remaining Group and by the Remaining Group to CWM as at the Accounts Date (the "Intercompany Balance");

     (c) the Seller shall sell and CWM shall purchase the Seller's interest in the cableship "Cable Enterprise" for an aggregate purchase price of (Pounds)2,000,000 (the "Transfer Price"), and the Purchaser undertakes to the Seller for itself and on behalf of CWM that it will pay to the Seller (Pounds)2,000,000 in satisfaction of CWM's obligation to pay the Transfer Price; and

     (d) any intercompany balances arising after the Accounts Date between the Companies on the one hand and the Remaining Group on the other hand shall be settled in the ordinary course of business.

(2) The Purchaser undertakes to the Seller, for itself and on behalf of CWM, that it shall on and simultaneously with Completion deliver or procure the delivery by way of telegraphic transfer without deduction of any bank charges and commissions by the Purchaser's bank, without set-off and in immediately available funds to an account designated by the Seller on behalf of CWM before the Business Day before Completion cash in an amount equal to the Loan and that it shall immediately thereafter procure the repayment in full by CWM of the Loan by the onward delivery of that cash by the same means and on the same basis to an account designated by the Seller on behalf of CWM at Bank of Nova Scotia.

12.  Tax Deed

     The Seller and the Purchaser shall enter into the Tax Deed at Completion.

13.  Marks and Licences

(1) Subject to subclause (2), the Purchaser shall and shall procure that the Companies shall from the date of Completion cease to use or display the names "Cable & Wireless" or "C&W" or any colourable imitations thereof and/or any logo used by any member of the Remaining Group (together called "the Marks") in relation to any goods or services provided by the Seller or the Companies including, without prejudice to the foregoing, the use of the Marks on any building, vessel owned or used by the Companies and on any letterhead provided that at no time after Completion shall any member of the Purchaser's Group or the Companies represent itself as being associated in any way with the Remaining Group.

(2) Notwithstanding subclause (1), the Companies (but not the Purchaser or any member of the Purchaser's Group) shall be permitted for the period of three months from the date of Completion (and, in respect of Marks on Vessels, for the shortest practicable period which is longer than those three months) to use the Marks on or in connection with any brochures, catalogues or items of sales literature used by the Companies prior to the date of Completion which were published prior to the date of Completion. After the expiry of such three month period, the Purchaser shall and shall procure that the Companies shall cease to use the Marks or any confusingly similar marks and shall destroy any remaining stocks of such brochures, catalogues or items of sales literature using the Marks.

(3) The Seller hereby grants on its own behalf and on behalf of the Remaining Group to the Companies from Completion a non-exclusive perpetual, irrevocable, world-wide, royalty-free licence to use and to permit its Subsidiaries, suppliers and customers to use Intellectual Property Rights which are the property of the Seller or the Remaining Group and which are used in the business and operations of the Companies at Completion. The licence granted under this subclause (3) is conditional on Completion taking place in accordance with clause 5 of this agreement.

(4) (a) To the extent that Intellectual Property Rights have been licensed to the Seller or the Remaining Group by a third party and are used by the Companies for the operation of their businesses as carried on at Completion, the Seller will use its best endeavours either to grant sublicences, to the extent it is permitted to do so, or to procure that the Companies are granted licences for such Intellectual Property Rights on substantially the same terms and conditions as contained in the licences to the Seller or the Remaining Group.

     (b) To the extent that Intellectual Property Rights have been licensed to the Companies by any third party and such licences are validly terminated by the licensor thereunder as a consequence of this agreement, the Seller will use its best endeavours to procure that the Companies are granted replacement licences on substantially the same terms and conditions as contained in those licences.

     The Seller's obligations under this subclause (4) will continue for a period of one year,

     (i)  from the date of Completion in respect of paragraph (a) above; and

     (ii) from any such termination in respect of paragraph (b) above.

     Any costs (save for internal costs of the Seller or the Remaining Group and the legal costs of effecting the grant of the licences, which will be borne by the Seller) incurred in connection with licences obtained under this subclause (4) shall be met by the Companies.

14.  Guarantees and Covenant

(1) The Purchaser undertakes with the Seller to procure the release at Completion of the Seller and/or any member of the Remaining Group from all guarantees, indemnities, bonds, letters of comfort and undertakings listed in Part 4 of Schedule 6 to which they or any of them are a party in respect of the Companies, the CWM JV Companies or the JV Companies or their business, any vessels or other ships or leasing or other contractual arrangements in respect of any vessels or ships or properties occupied or used by them and to indemnify and to keep indemnified on a continuing basis the Seller and any member of the Remaining Group from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect or by reason thereof.

(2) Without limiting the generality of subclause (1) the Purchaser agrees, in discharging its obligations under that subclause, to:

     (a) offer any guarantees, indemnities or other undertakings (as the case may be) in place of the guarantees and indemnities and other arrangements referred to in subclause (1); or

     (b) offer to discharge the liabilities in relation to which a guarantee or indemnity or other arrangements referred to in subclause (1) was given.

(3) The obligations of the Purchaser under subclauses (1) and (2) will continue after Completion until all such releases are obtained.

(4) The Seller agrees to pay or procure the repayment of (through a subscription of additional ordinary shares of (Pounds)1 each in the share capital of CWM before Completion or through any other means which the Purchaser shall agree after Completion) any amounts payable by the Companies resulting from any breach by the Companies in respect of the borrowings or indebtedness (including in relation to any lease financing arrangement) of the Companies, the CWM JV Companies or the JV Companies as at the date of this agreement arising before the date of this agreement. An amount equal to any amounts paid by the Seller in respect of a repayment by the Companies of the Loan, of the principal amount of any other borrowing or of scheduled payments under any financing lease or other financing agreement which do not represent interest, fees, penalties or amounts in respect of lost profits of any other party to such agreement (collectively, "Scheduled Payments") shall be added to the cash purchase price payable by the Purchaser under clause 3(1) (but in respect of any amounts paid by the Seller after Completion shall also be paid notwithstanding Completion). The Seller shall be under no obligation to make payments under this clause in respect of the prepayment by the Companies of Scheduled Payments under finance leases unless the total amount of prepayments exceeds (Pounds)16,652,000 minus the cost to the Companies of the loss of use of such funds resulting from such prepayment. The provisions of clause 7 of this agreement shall not apply to this subclause (4).

15.  Employees and Properties

(1)  The Seller undertakes:

     (a) to exercise any relevant discretion to ensure that options granted to Company employees participating in any Incentive Scheme shall be capable of being exercised following Completion and that in the case of any Incentive Scheme which is not an option scheme to ensure that the awards vest in respect of such Company employees and where relevant use its best endeavours to procure that any body with whom such discretion rests shall exercise any relevant discretion to ensure that this undertaking is complied with; and

     (b) to allow Company employees participating in any Incentive Scheme the maximum period permissible under the scheme for the exercise of their rights following their transfer of employment and will, where relevant, use its best endeavours to procure that any body with whom such discretion rests shall exercise any relevant discretion to ensure that this undertaking is complied with.

(2) The Seller agrees to indemnify the Purchaser (for itself and as trustee for each relevant Company) against any withholding tax and/or Pay As You Earn and/or social security liabilities incurred (in the United Kingdom or elsewhere) which may arise for the Purchaser or any Company in relation to the Incentive Schemes.

(3) If, within three months after Completion, any or all of the following employees of the Seller makes a request of the Seller that they be seconded to CWM or released from their existing service agreements with the Seller in order to enter into service agreements with CWM, the Seller will take all reasonable steps necessary to procure that the individual(s) be so seconded or be so employed by CWM, including, but not limited to, entering into a secondment agreement with CWM, waiving its entitlement to notice of termination from that (or those) individual(s) and releasing the individual(s) from all contractual obligations other than those imposing a duty of confidentiality on the individual(s), if such steps are required. This sub-clause (3) applies to:

     (a)  David Foot;

     (b)  Chris Todhunter; and

     (b)  Peter Mole.

(4) If any of the individuals referred to in subclause (3) above enters above into employment with CWM within three months after Completion, the Seller shall indemnify the Purchaser or any member of the Purchaser's Group against all losses, claims, damages, actions, proceedings and liabilities (including costs and expenses reasonably incurred) in relation to any of those individuals in respect of any acts or omissions of the Seller or any member of the Seller's Group prior to Completion (together "Pre-Completion Claims") which the Purchaser or any member of the Purchaser's Group may suffer, sustain, incur or be put to arising from, or in connection with, any Pre-Completion Claims by, in relation to, or on behalf of, any of those individuals.

(5) If any of the individuals referred to in subclause (3) above enters into employment with CWM within three months after Completion, the Purchaser shall indemnify the Seller or any member of the Seller's Group against all losses, claims, damages, actions, proceedings and liabilities (including costs and expenses reasonably incurred) in relation to those individuals in respect of any acts or omissions of the Purchaser or any member of the Purchaser's Group on or after Completion (together "Post-Completion Claims") which the Seller or any member of the Seller's Group may suffer, sustain, incur or be put to arising from, or in connection with, any Post-Completion Claims by, in relation to, or on behalf of, any of those individuals.

(6) If any contract of employment relating to a person other than an Employee or a person referred to in subclause (3) above not disclosed in writing to the Purchaser, has effect as if originally made between the Purchaser and that person, the Purchaser shall notify the Seller. The Seller or any member of the Seller's Group may offer employment to that person within 21 days of that notification. If, after that period has elapsed, the person concerned has not been offered such employment the Purchaser may terminate the contract, acting lawfully in accordance with the terms of the contract of employment and taking all reasonable steps to mitigate any damages or compensation which might be awarded to the persons concerned and in any event acting in consultation with the Seller. Subject to the Purchaser acting in that way, the Seller shall indemnify the Purchaser against any liabilities arising out of such termination and against any sum payable to it or in respect of that employee under his contract of employment following Completion (assuming that the contract is not altered by the Purchaser or the Companies after Completion).

(7)  In this subclause (7):

     "Beneficiary" means, in relation to an indemnity in this clause 15, the person receiving the benefit of the indemnity; and

     "Covenantor" means, in relation to an indemnity in this clause 15, the person undertaking to indemnify the Beneficiary.

     If the Beneficiary becomes aware of any matter which might give rise to a claim for an indemnity from the Covenantor, the following provisions shall apply:

     (a) The Beneficiary shall immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary shall give the notice within sufficient time to enable the Covenantor time to contest the proceedings before any first instance judgement in respect of such proceedings is given.

     (b)  The Beneficiary shall:

          (i) take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

          (ii) in connection with any proceedings related to the matter (other than against the Covenantor) use professional advisers nominated by the Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor shall fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers; and

          (iii) not admit liability in respect of or settle the matter without the prior written consent of the Covenantor such consent not to be unreasonably withheld or delayed.

     (c) If the Covenantor has conduct of any litigation and negotiations in connection with a claim, the Covenantor shall promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary's business interests to be materially prejudiced.

(8) The Seller shall indemnify the Purchaser against any and all costs, losses, claims and demands sustained by the Purchaser or CWM by reason of the non-registration at HM Land Registry of the underlease dated 3rd November, 1997 between Portland Harbour Limited (1) and CWM (2), provided that this indemnity shall cease and determine on and with effect from registration of CWM as registered proprietor of the underlease with leasehold title absolute.

(9) The Seller shall use all reasonable endeavours to formalise the informal licence with regard to the Property at Sandys Parish, Bermuda referred to in Schedule 2 on a timely basis and pending that licence being formalised shall permit the current arrangements under that licence to continue.

16.  Transitional Services

(1) The Seller shall continue to provide payroll services to CWM in the same manner as provided pre-Completion for a term of six months from the date of Completion ("Payroll Services").

(2) The Seller shall continue to provide assistance to CWM in relation to taxation matters relating to CWM for a term of six months from the date of Completion ("Tax Assistance"). For the avoidance of doubt this Tax Assistance will not include the provision by the Seller to CWM of any tax advice.

(3) In consideration of the provision of the services rendered by the Seller to CWM pursuant to subclauses (1) and (2) above, CWM shall pay to the Seller a monthly fee of (Pounds)7,350 in relation to the provision of Payroll Services and a monthly fee of (Pounds)2,100 in relation to the provision of Tax Assistance, both quarterly in advance, together with any attributable value added tax.

(4) CWM may require the Seller to cease providing Payroll Services and Tax Assistance, at any time, by the giving to the Seller of not less than one month's written notice of such cessation. If either of Payroll Services or Tax Assistance are terminated pursuant to this subclause, the Seller shall repay to CWM within 7 days of the termination such part of the fee paid by CWM pursuant to subclause (3) above as shall be attributable to the period after the termination, and such amount shall be calculated by reference to the actual number of days which have elapsed in the relevant period prior to such termination. The termination of the services shall not affect the accrued rights of the Seller and CWM in relation thereto.

(5) The Seller agrees to fulfil its obligations and do all such things as are required to give effect to all foreign exchange agreements with CWM that have not yet been exercised at the applicable rates.

(6) The Seller shall continue to provide insurance to CWM under its global risk financing programme as provided pre-Completion for a term of six months from the date of Completion ("Insurance Services"), in consideration of which CWM shall pay to the Seller an amount equal to the third party premium plus 2.5% thereof, quarterly in advance. The provisions of subclause (4) above will apply mutatis mutandis to the Insurance Services. During the period from the date of this agreement and of the provision of these services, the parties will negotiate in good faith with a view to putting in place an agreement for the provision of Insurance Services on a longer-term basis. The Seller shall also use its reasonable endeavours to make arrangements for the continuation of the provision to CWM of such other insurance as is not covered by the Insurance Services but of which CWM currently has the benefit for a term of six months from the date of Completion, the costs of such insurance to be borne by CWM.

(7) The Seller shall continue to provide office accommodation to employees of the Companies in those offices currently occupied by those employees but owned, leased or occupied under licence by members of the Remaining Group for a term of six months from the date of Completion, subject to such arrangements to preserve the confidentiality of the Remaining Group's and the Purchaser's Group's businesses and affairs as the Seller or the Purchaser may reasonably request, and in consideration thereof CWM shall pay to the Seller its proportionate share of the costs of those offices. The provisions of subclause (4) above will apply mutatis mutandis to these accommodation arrangements.

(8) The Purchaser shall procure that CWM complies with its obligations under this clause 16 from Completion.

17.  Whole Agreement

(1) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to those transactions.

(2) In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this subclause shall limit or exclude any liability for fraud.

18.  Announcements and Confidentiality

(1) No announcement concerning this sale and purchase or any ancillary matter will be made before, on or after Completion by any member of the Remaining Group or of the Purchaser's Group without prior consultation with and (unless the announcement is required by law, The London Stock Exchange Limited, the Securities Exchange Commission, Nasdaq or any other relevant regulatory authority) without the prior written approval of the Seller and the Purchaser (such approval not to be unreasonably withheld or delayed). The Purchaser may disclose the existence and terms of this transaction to the extent it is required to do so in any filing it is obliged to make under the securities laws of the United States of America or other relevant jurisdiction.

(2) The Seller undertakes to the Purchaser, for itself and as agent and trustee for each Company, that the Seller shall not use or disclose to any person Confidential Information it has relating to the Companies from Completion, relating to the Japanese JV Company from Japanese JV Completion and relating to the PRC JV Company from PRC JV Completion; and the Seller shall procure that each member of the Remaining Group complies with this subclause (2).

(3) The Purchaser undertakes to the Seller, for itself and as agent and trustee for each Company, CWM JV Company and JV Company, that the Purchaser shall until Completion (and in respect of PRC Completion and Japanese JV Completion, in relation to the PRC JV Company and Japanese JV Company respectively) not use or disclose to any person Confidential Information it has and the Purchaser shall procure that each member of the Purchaser's Group complies with this subclause (3).

(4)  Subclauses (2) and (3) above do not apply to:

     (a) disclosure of Confidential Information in a manner contemplated by this agreement;

     (b) use or disclosure of Confidential Information required to be used or disclosed by law, or the London Stock Exchange, Nasdaq or any other competent regulator;

     (c) Confidential Information which becomes publicly known except by the Seller's breach of subclause (2) or the Purchaser's breach of subclause (3), as the case may be.

19.  Notices

(1) Any notice or other document to be served under this agreement must be in the English language and may be delivered or sent by first class recorded delivery post or facsimile process to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this clause.

(2)  Any notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if posted, at 10.00 a.m. on the third Business Day after it was put into the post; or

     (c) if sent by facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the facsimile message was properly addressed and despatched and the correct answerback or identity code is received as the case may be.

(4)  The addresses of the parties for the purpose of this clause are as follows:

     The Seller

     124 Theobalds Road
     London
     WC1X 8RX

     For the attention of:              The Company Secretary

     Facsimile:                         0171 315 5051

     The Purchaser

     Wessex House
     45 Reid Street
     Hamilton HM-12
     Bermuda

     For the attention of:              The Company Secretary

     Facsimile:                         001 441 2968606

     with a copy to the Purchaser at

     150 El Camino Drive
     Suite 204
     Beverly Hills, CA 90217

     For the attention of:              The General Counsel

     Facsimile:                         001 310 2814942

20.  General

(1) Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(2) Neither party shall be entitled to assign or transfer its rights or obligations under this agreement without the prior written consent of the other party.

(3) Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement except as otherwise provided in this agreement.

(4) The Purchaser will bear all stamp duty and registration fees payable or assessed in relation to this agreement, the transfer of the CWM Shares and the JV Shares and any related documents.

(5)  Time is of the essence in relation to all obligations under this agreement.

(6) The invalidity, illegality or unenforceability of a provision of this agreement does not affect or impair the continuation in force of the remainder of this agreement.

(7) (a) The Purchaser agrees to provide the Seller and its advisers during normal business hours with full and free access (including the right to take copies) to the books of accounts and other financial records of the Companies which relate to the period up to Completion as the Seller may reasonably request for the purpose of preparing its annual consolidated accounts for the year in which Completion takes place. The Purchaser further agrees for the same purpose to give the Seller reasonable access to its employees (including the employees of the Companies) and to respond to requests from the Seller for information. The Seller shall comply with any reasonable requests by the Purchaser for such access to be supervised by a representative of the Purchaser.

     (b) The Seller agrees to provide the Purchaser and its advisers during normal business hours with full and free access (including the right to take copies) to the books of accounts and other financial records of the Seller to the extent that such documents relate to the conduct of the business of the Companies in the period from the Accounts Date to Completion as the Purchaser may reasonably request for the purpose of preparing any filing the Purchaser is required to make with the Securities and Exchange Commission of the United States of America. The Seller further agrees for the same purpose to give the Purchaser reasonable access to its employees (and to permit the Purchaser and its auditors reasonable access to the Seller's auditors) and to respond to reasonable requests from the Purchaser for information. The Purchaser shall comply with any reasonable requests by the Seller for such access to be supervised by a representative of the Seller.

     (c) Each party shall bear its own costs in respect of the matters set out in paragraphs (a) and (b) above, except that any costs incurred by the Seller's auditors under paragraph (b) above shall be to the Purchaser's account.

(8) In the case of any inconsistency between the terms of this agreement and the terms of any ancillary document arising hereunder the terms of this agreement shall prevail.

(9) This agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

(10) A variation of this agreement is valid only if it is in writing and signed by or on behalf of each party.

(11) The failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

21.  Governing Law and Jurisdiction

(1) This agreement is governed by and shall be construed in accordance with the laws of England.

(2) The parties submit to the jurisdiction of the English courts for all purposes relating to this agreement and the Purchaser irrevocably appoints Global Crossing Marketing U.K. Limited as its agent for service of process.

AS WITNESS this agreement has been signed by and on behalf of the parties the day and year first before written.

                               SCHEDULE 1, PART I

                          PARTICULARS OF THE COMPANIES


Company name:                 Cable & Wireless Marine Limited

Registered number:            1708481

Registered office:            East Saxon House
                              27 Duke Street
                              Chelmsford
                              Essex CM1 1HT

Date and place of
incorporation:                22nd March, 1983
                              England and Wales


Directors:                    David George Foot
                              Alistair Reginald Grieve
                              Stephen Raymond Pettit
                              Barry Clive Shine
                              Captain David Charles Skentelbery
                              David Ian Wickham


Secretary:                    Kenneth Keith Claydon

Accounting reference date:    31st March

Auditors:                     KPMG Audit Plc

Company name:                 Cable & Wireless Marine Inc.

Registered office:            1209 Orange Street
                              Wilmington
                              Delaware 19899
                              USA

Date and place of
incorporation:                22nd April, 1986
                              United States

Directors:                    David George Foot
                              Charles J Rogers

Secretary:                    Richard Henley Goshorn

Accounting reference date:    31st March


Auditors:                     KPMG Audit Plc

Company name:                 Vibro Einspultechnik Duker - und Wasserbau GmbH

Registered number:            HRB 17927

Registered office:            Ohmoor 16a
                              22455  Hamburg
                              Germany

Date and place of
incorporation:                13th November, 1975
                              Germany

Directors:                    Friedrich Harmstorf
                              Anneliese Maab

Accounting reference date:    31st March

Auditors:                     KPMG Audit Plc

Company name:                 Harmstorf Submarine Systems Sdn Bhd

Registered office:            18th Floor Wisma Semantan
                              Block B No. 12 Jalan Gelenggang
                              Damansara Heights
                              20590 Jua la Lumpur
                              Malaysia

Date and place of
incorporation:                11th January, 1994
                              Malaysia

Directors:                    Loong Caesar
                              Asnam bin Mansor
                              Jack Haynie

Secretary:                    Loong Caesar

Accounting reference date:    31st March

Auditors:                     KPMG Audit Plc

Company name:            Cable & Wireless Global Marine (Singapore) Pte Limited

Registered number:       199303480D

Registered office:       7 Temasek Boulevard
                         # 31-01/02 Suntec Tower One
                         038987
                         Singapore

Date and place of
incorporation:           2nd June, 1993
                         Singapore

Directors:               Jack Caro Haynie
                         Captain David Charles Skentelbery

Secretary:               Steven Ng Nai

Accounting reference
date:                    31st March

Auditors:                KPMG Audit Plc

Company name:            General Offshore Specialized Services Inc.

Registered number:       2857058

Registered office:       2605 Stirling Road
                         Fort Lauderdale
                         Florida 22182, U.S.A.

Date and place of
incorporation:           10th February, 1998
                         United States

Directors:               Bernard Cole
                         Joseph L Collins
                         Charles William Gattas
                         Admiral Stephen Loftus
                         Charles Jack Rogers

Secretary:               John A Douglas

Accounting reference
date:                    31st March

Auditors:                KPMG Audit Plc

Company name:            Marine Investments Limited

Registered number:       02717006

Registered office:       East Saxon House
                         27 Duke Street
                         Chelmsford
                         Essex CM1 1HT

Date and place of
incorporation:           21st May, 1992
                         England and Wales

Directors:               David George Foot
                         Charles William Gattas
                         Jacqueline Violet McDowell

Secretary:               Kenneth Keith Claydon

Accounting reference
date:                    31st March

Auditors:                KPMG Audit Plc

Company name:            Worldwide Ocean Surveying Limited

Registered number:       2445587

Registered office:       East Saxon House
                         27 Duke Street
                         Chelmsford
                         Essex CM1 1HT

Date and place of
incorporation:           22nd November, 1989
                         England and Wales

Directors:               Jonathan Mark Bolton
                         Kenneth Keith Claydon

Secretary:               Kenneth Keith Claydon

Accounting reference
date:                    31st March

Auditors:                KPMG Audit Plc

Company name:            Cable & Wireless (Marine) Southampton Limited

Registered number:       02091049

Registered office:       East Saxon House
                         27 Duke Street
                         Chelmsford
                         Essex CM1 1HT

Date and place of
incorporation:           19th January, 1987
                         England and Wales

Directors:               David George Foot
                         Rex Michael Joseph Ramsden

Secretary:               Kenneth Keith Claydon

Accounting reference
date:                    31st March

Auditors:                KPMG Audit Plc

Company name:            General Offshore (UK) Limited

Registered number:       2155758

Registered office:       124 Theobalds Road
                         London
                         WC1X 8RX

Date and place of
incorporation:           20th August, 1987
                         England and Wales

Directors:               Christopher Philip Butler
                         David George Foot
                         Philip John Footman-Williams
                         Barry Clive Shine

Secretary:               Kenneth Keith Claydon

Accounting reference
date:                    31st March

Auditors:                KPMG Audit Plc

                              SCHEDULE 1, PART II

                   PARTICULARS OF THE JOINT VENTURE COMPANIES


Company name:                 International Cableship Pte Limited (Singapore)

Registered number:            199105577G

Registered office:            Katong Submarine Cable Station
                              375 Tanjong Katong Road
                              Singapore 437132

Date and place of
incorporation:                6th November, 1991
                              Singapore

Directors:                    Mark Cleaver
                              David George Foot
                              Jose P Roxas
                              Yoong Hong Siang
                              Captain David Charles Skentelbery
                              Lim Toon

Secretary:                    Chan Su Shan

Accounting reference date:    31st March

Auditors:                     Price Waterhouse

Company name:                 Sembawang Cable Depot Pte Limited (Singapore)

Registered number:            01184/1986/R

Registered office:            Katong Submarine Cable Station
                              375 Tanjong katong Road
                              437132
                              Singapore

Date and place of
incorporation:                7th June, 1986
                              England and Wales

Directors:                    Hoh Wing Chee
                              Mark Cleaver
                              Jack Caro Haynie
                              Siew Ying Oak
                              Ho Yit Sim
                              David Glynn Wrench

Secretary:                    Chan Su Shan

Accounting reference date:    31st March

Auditors:                     Price Waterhouse

Company name:                 NTT World Engineering Marine Corporation

Registered number:            35790

Registered office:            25-33 Nishi-Shinbashi 3-chome
                              Minato-ku
                              Tokyo
                              105-0003 Japan

Date and place of
incorporation:                26th March, 1998
                              Japan

Directors:                    Shoichi Makino
                              Shunichi Hirose
                              Shingo Horikawa
                              Tokio Kawanabe
                              Toichi Okada
                              Mikio Dohi
                              Takefumi Kubota
                              Yoshitaka Ishii

Secretary:                    Toichi Okada

Company name:                 SB Submarine Systems Limited

Registered number:            60728543-6

Registered office:            Building 25
                              1591 Hongqioa Road
                              Shanghai
                              China

Date and place of
incorporation:                14th January, 1995
                              People's Republic of China

Directors:                    David George Foot
                              David C Skentelbery
                              Nathan Hsu
                              Li Wen Qing
                              Tao Fen Gao
                              Wang Hong Jian

Secretary:                    None

Accounting reference date:    31st December

                                   SCHEDULE 2

                                   Properties

                                     Part 1

          Property address                                         Title Document

          UK Properties
East Saxon House                                       Lease dated 27th March, 1996 between Scottish
27 Duke Street                                         Widow's Fund and Life Assurance Society (1)
Chelmsford                                             and Cable & Wireless (Marine) Limited (2)
Essex
CM1 1HT

Unit 1                                                 Lease dated 11th July, 1997 between Possfund
Triaxal Boreham Interchange                            Custodian Trustee Limited (1) and Cable &
Chelmsford                                             Wireless (Marine) Limited (2)

Premises at the Inner Coaling Pier and Hanger          Underlease dated 3rd November, 1997 between
Store                                                  Portland Harbour Limited (1) and Cable & Wireless
Portland Port                                          Marine Limited (2)
Portland
Dorset

Part of the Old Cement Works                           Informal
South Heighton
Newhaven
Sussex BN9 0HS

                                    Part 2

          Overseas Properties
Leasehold premises known as Lot 1, plan S.1151,        Lease dated 1st April, 1987 between The Director
 Suva Foreshore, Fiji                                  of Lands of Fiji on behalf of The Crown (1) and
                                                       Cable & Wireless (Marine) Limited (2)

Leasehold premises at Batangas, The Philippines        Lease dated 27th July, 1989 between Atlantic,
                                                       Gulf and Pacific Company of Manila Inc (1) and
                                                       Cable & Wireless (Marine) Limited (2)

Leasehold premises at Fort Lauderdale, Florida         Lease dated August, 1990 between M.J. Wallace and
                                                       J.L. Becker (1) and General Offshore Corporation
                                                       (2)

Sandys Parish, Bermuda                                 Berthing licence with access rights over land to
                                                       depot; informal licence (in the process of being
                                                       formalised) with a member of the Remaining Group
                                                       for use of depot leased from the MoD under which
                                                       CWM pays B$26,000 per annum.

                                   SCHEDULE 3

                                   Warranties


A.   General

A.1  Recitals

     The particulars relating to the Companies and the Properties set out in the recitals and the schedules to this agreement are true and accurate.

A.2  Incorporation

     The Companies are each corporations validly existing under the laws of their relevant jurisdictions as set out in Schedule 1 with full power and authority to conduct their respective business as presently conducted.

A.3  Ownership of Shares

(1) The CWM Shares constitute the whole of the issued and allotted share capital of CWM. The JV Shares constitute the whole of the issued share capital of the JV Companies owned by the Remaining Group.

(2) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the CWM Shares or the JV Shares and there is no agreement or commitment to give or create any of the foregoing.

(3) The Seller is entitled to procure the transfer of the full legal and beneficial ownership in the CWM Shares and the JV Shares to the Purchaser on the terms but subject to the conditions set out in this agreement.

A.4  Subsidiaries and associates

     None of the Companies is the holder or beneficial owner of nor has agreed to acquire any shares of any other corporation other than as set out in
     Schedule 1.

A.5  Accounts

(1)  The Accounts:

     (a) have been prepared under the historic cost convention (as modified for the revaluation of land and buildings) and in accordance with generally accepted accounting standards, the Companies Act 1985 and other applicable statutes and regulations;

     (b) give a true and fair view of the state of affairs of CWM and each of the other Companies as at the Accounts Date and of the profit or loss of CWM and each of the other Companies for the period ended on the Accounts Date; and

     (c) have, in the case of CWM only, been prepared on a basis consistent with the basis employed in CWM's accounts for each of the two preceding financial periods.

(2) The Companies have, since the Accounts Date, maintained their accounting records in a manner consistent with their practices for the year ended on the Accounts Date.

(3) The Net Assets as at the Accounts Date are not less than (Pounds)177,000,000, including Working Capital of not less than (Pounds)37,000,000, such amount of Working Capital being sufficient for the Companies to conduct their business and perform their obligations in the ordinary course as at the date of this agreement.

A.6  Records

     Save in the ordinary course of business all material records and information belonging to the Companies (whether or not held in written form) are in its exclusive possession, under its control and all such records and information are subject to access by it.

A.7  Position since Accounts Date

     Since the Accounts Date:

     (a) there has been no material and adverse change in the financial position of the Companies as a whole;

     (b) the business of the Companies has been carried on in the ordinary course;

     (c) other than the Dividend, no dividend or other distribution has been declared, paid or made by any of the Companies;

     (d) no share or loan capital has been issued or agreed to be issued by the Companies;

     (e) no indebtedness for borrowed money has been incurred by the Companies other than the Loan and normal trade debts;

     (f) no material change has been made in terms of employment by the Companies (other than those required by law, collective bargaining agreements and those made pursuant to any annual salary review);

     (g) no capital commitment has been entered into by the Companies to spend monies in excess of (Pounds)1,000,000 in aggregate;

     (h) no fixed asset with a value in excess of (Pounds)1,000,000 has been acquired or disposed of or agreed to be acquired or disposed of, except for worn-out or obsolete assets offered for sale or sold in the ordinary course of business consistent with the Companies' practices for the year ended on the Accounts Date; and

     (i) in respect of bids and tenders for contracts with undersea cable manufacturers for the installation of, or with persons for the maintenance of, undersea cables in which the Remaining Group has an interest as referred to in clause 3(3) of the Undertaking, CWM has not made any amendments other than on normal commercial terms consistent with its practices for the year ended on the Accounts Date.

A.8  Licences and Compliance

(1) So far as the Seller is aware, the Companies have obtained all material licences, permissions, authorisations and consents required for the carrying on of the businesses now carried on by the Companies in the places and in the manner in which those businesses are now carried on.

(2) Neither the Seller nor the Companies have received notice that any of the Companies is in default under any material licence, permission, authorisation or consent.

(3) So far as the Seller is aware, none of the Companies, the CWM JV Companies or the JV Companies is in default under any licence, permission, authorisation or consent to an extent which is material.

(4) The Companies have not received notice that they are in violation of, or in default with respect to any statute, regulation, order, decree or judgment of any court or any governmental agency which could have a material and adverse effect upon their assets or business.

(5) So far as the Seller is aware, none of the Companies, the CWM JV Companies or the JV Companies is in violation of, or in default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental agency to an extent which is material.

A.9  Properties

(1) The UK Properties comprise all the land and buildings in which any of the Companies has an interest in the United Kingdom.

(2) In relation to each of the UK Properties, the Seller is not aware of any claim disputing that the relevant Company has good title to that UK Property free of all leases, tenancies, mortgages or charges and that the Company is in exclusive occupation of that Property.

(3) The relevant Companies have not received notices relating to any subsisting material and adverse breaches of any applicable law relating to town and country planning and applicable building regulations and bye-laws affecting the same nor any such notices relating to non-compliance with covenants (other than covenants for repair), restrictions and conditions affecting each UK Property.

(4) So far as the Seller is aware, no event has occurred which constitutes a material and subsisting breach of any applicable law relating to town and country planning and applicable building regulations and bye-laws affecting the same to an extent which is material, nor, so far as the Seller is aware, has an event occurred which constitutes non-compliance with any covenants (other than covenants for repair), restrictions and conditions affecting any UK property to an extent which is material.

(5) The relevant Companies have not received notices relating to any subsisting material and adverse breaches of any statutory, municipal or other requirements (including planning consents) relating to the use of the UK Properties and the conduct of the business of the relevant Company and the Seller is not aware of any intended or contemplated revocation or refusal of any licence or consent authorising such use or the conduct of such business.

(6) So far as the Seller is aware, no event has occurred which constitutes a material and subsisting breach of any statutory, municipal or other requirements (including planning consents) relating to the use of the UK Properties and the conduct of the business of the relevant Company, to an extent which is material.

(7) The UK Properties are all served by drainage, water, electricity and/or gas services, all of which are connected to the mains sufficient for their current use.

(8) The Seller is not aware of any material and adverse disputes relating to the UK Properties.

(9) The means of access to the UK Properties are over either roads which have been adopted and maintained by the local authority or under permanent legal easements sufficient for their current use.

(10) So far as the Seller is aware, there is no resolution or proposal for compulsory acquisition of any of the UK Properties by a local or other authority.

(11) So far as the Seller is aware, only in the case of a latent defect it has not been informed by a person appropriately qualified to make the assessment, and otherwise the Seller is not aware that there exists any material deficiency which requires correction in the state or condition of any building or other structure forming part of any of the UK Properties.

(12) So far as the Seller is aware, no person is currently entitled to forfeit, enter in or take possession of any of the UK Properties to an extent which is material (but this statement shall not be construed as a statement that the Companies have performed all their obligations, including repairing obligations, under the relevant leases).

(13) So far as the Seller is aware and, for the avoidance of doubt, without having made any assessment as to the application of local law, the Overseas Properties comprise all the land and buildings in which any of the Companies has an interest outside the United Kingdom.

(14) The Seller is not aware of any material and adverse disputes relating to the Overseas Properties.

A.10 Vessels

(1) The Vessels described in Parts 1 to 3 of the Schedule 7 are the only cableships in which the Companies have any ownership interest, any right of possession and use or any right to direct the commercial operation.

(2) The CWM Vessels are beneficially owned by one of the Companies or, in the case of one Vessel, by the Seller (but the beneficial ownership of this one Vessel is to be transferred to CWM pursuant to this agreement.)

(3) The CWM Finance Vessels are subject to the lease financing arrangements described in Part 2 of Schedule 7 and true and complete copies of such lease financing arrangements and the draft lease financing arrangements relating to the Portland Harbour equipment to be leased to CWM by Lombard via Cosens Engineering (the "Portland Equipment") are contained in the Data Room.

(4)  The CWM Charter Vessels are subject to the charters described in Part 3 of
     Schedule 7 and true and complete copies of such charters are contained in the Data Room.

(5) The Vessels and the Portland Equipment are in the possession or under the control of one of the Companies and the Vessels (other than the CWM Charter Vessels) are free from all mortgages, charges, pledges, liens and maritime liens (save in the ordinary course of operation of such Vessels) and no purchase or sale option in respect of such Vessels has been exercised or exists.

(6) The ROVs and all other material items of equipment on board each of the Vessels (other than the CWM Charter Vessels) are beneficially owned by one of the Companies, are free from all mortgages, charges, pledges, liens and maritime liens (save in the ordinary course of operation of the ROVs) and no purchase or sale option in respect of the ROVs and such equipment has been exercised or exists.

(7) There are no outstanding claims by any of the Companies in respect of the purchase, construction or repair of any Vessel or the cableship hull 977 ("Bold Endeavour") under construction arising under or pursuant to any material building or repair contract.

(8) The Companies have not received any notice that any Vessel is or is likely to be subject of or any claim, to forfeiture, arrest, other detention, seizure, capture, confiscation or other requisition.

(9) Each Vessel (other than the CWM Charter Vessels) is presently permanently registered at its place of registry, all fees of such registry have been paid up and no outstanding amounts are payable in respect thereof. No applications have been made by the Companies to change the name of any such Vessel.

(10) The Data Room includes copies of the classification society certificates with respect to the Vessels.

(11) Each of the Vessels (other than the CWM Charter Vessels) currently holds all material certificates, licences or authorisations required to enable such Vessel to carry out its operations in the jurisdiction in which it is registered.

A.11 Environment

(1)  In this paragraph:

     "Environment" means land including, without limitation, surface land and subsurface strata, sea bed or river bed under any water (as hereinafter described) excluding man-made structures above or below ground; water including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers; and air including, without limitation, air within buildings and man-made structures above or below ground;

     "Environmental Law" means all laws and regulations in force at the date hereof concerning the protection of the environment and applicable in the countries in which the Companies operate;

     "Environmental Licence" means any permit, licence, authorisation, consent or other approval necessary relating to the Environment to carry on any business of any of the Companies.

(2) Notwithstanding the provisions of any other Warranty, the provisions of this paragraph are the only Warranties given in relation to the Environment, Environmental Law and Environmental Licences.

(3)  The Companies hold all material Environmental Licences.

(4)  The Companies are in material compliance with all Environmental Laws.

(5) The Companies have not received any written notice which is outstanding that they are in violation of any Environmental Law or Environmental Licence from any regulatory authorities and the Companies are not the subject of any litigation concerning any Environmental Law or Environmental Licence.

A.12 Intellectual Property Rights

(1) All material registered trade marks and patents, or applications for registration thereof, of which the Seller or any Company is the registered proprietor or assignee and which are used by the Companies in the operations of their businesses are set out in the Schedules to the Trade Mark and Patent Assignment and the Seller or the relevant Company is the owner of the registered trade marks, patents and applications in such Schedules free from any encumbrances.

(2) No notice has been received by the Companies claiming that they infringe, and so far as the Seller is aware the business and operations of the Companies do not infringe, the Intellectual Property Rights of any third party.

A.13 Secret or confidential information or property

     So far as the Seller is aware, the Companies have not (except (i) in the ordinary course of business, (ii) to their professional advisers, (iii) as required by law or any regulatory authority or (iv) subject to a confidentiality undertaking) disclosed to any person other than the Purchaser (and its professional advisers) any secret or confidential information relating to their business.

A.14 Indebtedness

(1) The Companies have not received any notice to repay any borrowings or indebtedness under any agreements relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; and the Companies have not received notice that there has occurred any event of default under any agreement relating to any other borrowing or indebtedness in the nature of borrowing or other credit facility of the Companies.

(2) The total amount borrowed by the Companies from their bankers does not exceed their overdraft and other facilities.

(3) The Companies have not outstanding any loan capital or any money borrowed or raised (other than under their bank facilities or normal trade credit and any lease financing arrangement contained in the Data Room).

(4) The Companies have not lent any money which is due to be repaid and, as at the date of this agreement, has not been repaid or owns the benefit of any debt other than debts accrued in the ordinary course of its business.

(5) So far as the Seller is aware, no event has occurred which constitutes a default in respect of the borrowings or indebtedness (including in relation to any lease financing arrangements) of the Companies, the CWM JV Companies or the JV Companies to an extent which is material.

A.15 Litigation

     Except as plaintiff in the collection of debts arising in the ordinary course of business, none of the Companies nor, so far as the Seller is aware, the CWM JV Companies or the JV Companies, is a plaintiff or defendant in or otherwise a party to any material litigation, arbitration or administrative proceedings which are in progress nor, so far as the Seller is aware, have such proceedings been threatened by or against any of the Companies, the CWM JV Companies or the JV Companies or any of their respective assets nor, so far as the Seller is aware, are any such proceedings pending, in each case where those proceedings would have a material adverse effect on their financial position.

A.16 Material Contracts

(1) The Data Room includes true and complete copies of all the material terms of the material contracts to which a Company is a party.

(2) So far as the Seller is aware, no event has occurred which constitutes a default under any contract to which a Company, a CWM JV Company or a JV Company is a party, to an extent which is material.

(3) Neither the Seller nor any of the Companies has received notice that any Company is in default under any material contract to which it is a party and, so far as the Seller is aware, none of the CWM JV Companies or the JV Companies has received notice that it is in default under any material contract to which it is a party.

(4) So far as the Seller is aware, none of the Companies is a party to any material guarantee or performance bond in respect of obligations of the Remaining Group.

A.17 Anti-competitive arrangements

(1) So far as the Seller is aware no Company is a party to any agreement, arrangement, concerted practice or course of conduct which:

     (a) is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977;

     (b) contravenes the provisions of the Resale Prices Act 1976 or any secondary legislation adopted under the Fair Trading Act 1973;

     (c) infringes Article 85 or 86 of the Treaty establishing the European Community or any other anti-trust or similar legislation in any jurisdiction in which that Company carries on business or has assets or sales; or

     (d) is void or unenforceable (whether in whole or in part) or may render that Company liable to proceedings under any such legislation as is referred to in subparagraphs (a) to (c) above.

(2) So far as the Seller is aware no Company is a party to any agreement or arrangement or been involved in any business practice in respect of which an undertaking has been given by or an order made against or in relation to it pursuant to any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales.

(3) So far as the Seller is aware, no Company has received a communication or request for information which remains current relating to any material aspect of a Company's business from or by the Director General of Fair Trading, Monopolies and Mergers Commission (now the Competition Commission), Secretary of State for Trade and Industry, Commission of the

     European Communities, EFTA Surveillance Authority or a competition authority of another jurisdiction. So far as the Seller is aware, no agreement, arrangement or conduct (by omission or otherwise) of a Company is currently the subject of an investigation, report or decision by any of those persons or bodies.

A.18 Insurances

     The Companies have taken out insurances on the bases and in respect of the risks referred to in the list of insurance cover contained in the Data
     Room:

     (a) so far as the Seller is aware, such insurances are in full force and effect and all premiums have been paid when due;

     (b) so far as the Seller is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers;

     (c) no material claims have been made under any of such insurances which remain outstanding; and

     (d) so far as the Seller is aware, no insurer is currently disputing or has given notice which is still current of the intention to dispute any insurance cover, or cancelled or refused to accept to continue cover for a Company.

A.19 Liquidation

(1) No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of the Companies nor, so far at the Seller is aware, of the CWM JV Companies or the JV Companies.

(2) No petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Companies nor, so far at the Seller is aware, of the CWM JV Companies or the JV Companies.

A.20  Employees

(1)  The Seller has delivered to the Purchaser in the Data Room:

     (a) a complete and accurate list of full and part time employees of CWM (the "CWM Employees") including details of the commencement date of employment, salary and job title or grade of each CWM Employee;

     (b) a complete and accurate list of all full and part time employees of General Offshore Specalized Services Inc (the "GOSS Employees") including details of the commencement date of employment, salary and job title or grade of each GOSS Employee;

     (c) a complete and accurate list of all full and part time employees of Cable & Wireless Global Marine (Singapore) PTE employees (the "CWGM (Singapore) Employees") including details of job titles or grade of each CWGM (Singapore)) Employee;

     (d) copies of the terms and conditions of employment of all employees of the Companies earning more than (Pounds)65,000 (or local equivalent) per annum; and

       (e) a copy of the relevant standard terms and conditions of employment of the CWM Employees.

(2)    David Foot, Chris Todhunter and Peter Mole are seconded full time to CWM.

(3) Save as disclosed pursuant to subclause (1) above, there is not in existence any written or unwritten contract of employment with any of the Companies' Employees (as defined below) which cannot be terminated by six months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(4) Save as disclosed pursuant to subclause (1) above, there is not outstanding any agreement or arrangement to which any of the Companies is a party for profit-sharing or for payments to any of the employees of the Companies (the "Companies' Employees") of bonuses or for incentive payments or other similar matters and there are no other payments in excess of (Pounds)500 owed to any of the Companies' Employees which have not been disclosed.

(5) None of the directors or managing directors of any of the Companies have given notice to terminate his employment.

(6) Within the year ending on the date of this agreement none of the Companies have given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of
       Part IV of the Trade Union and Labour Relations Act 1992.

(7) None of the Companies are involved in a dispute with a trade union or any other body representing any of the Companies' Employees.

(8) The Companies have no obligations to make any payment to any employee benefit trust in connection with any Incentive Scheme.

A.21   Joint Ventures

       The Data Room includes true and complete copies of the material terms of the contractual arrangements relating to the CWM JV Companies and the JV Companies to which the Companies or any member of the Remaining Group is a party.

A.22   Brokerage or Commissions

       No person is entitled to receive a finder's fee, brokerage or commission from any Company in connection with this agreement.

A.23   Unlawful payments

       So far as the Seller is aware, no Company has:

       (1) induced a person to enter into an agreement or arrangement with a Company by means of an unlawful payment, contribution or gift;

       (2) offered or made an unlawful payment, contribution or gift to a government official or employee; or

     (3)  made an unlawful contribution to a political activity.

B.   Tax Warranties

B.1  General

(a)  Taxation returns

     All notices, computations and returns which ought to have been given or made have been properly and duly submitted by each Company to the relevant taxation or excise authorities and all information, notices, computations and returns submitted to such authorities are true and accurate and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities. Each Company has properly maintained all such records as it is required to maintain in relation to Tax.

(b)  Taxation liabilities

     All taxation of any nature whatsoever for which a Company is liable or for which a Company is liable to account has been duly paid (insofar as such taxation ought to have been paid or fully provided in the Accounts).

(c)  Concessions

     The amount of taxation chargeable on any of the Companies during any accounting period ending on or within three years before the Accounts Date has not been reduced to any material extent by any concession, agreement or other formal or informal arrangement with any taxation authority (not being a concession, agreement or arrangement available to companies generally).

(d)  Penalties and interest

     No Company has within the past three years paid or become liable to pay any penalty, fine, surcharge or interest.

(e)  Investigations

     No Company has within the past 2 years suffered any investigation, audit or visit by any taxation or excise authority, and neither the Seller nor the Companies are aware of any such investigation, audit or visit planned for the next twelve months.

(f) Each Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made and submitted for the purposes of the Accounts, and details of all such claims, disclaimers, elections, notices and consents are contained in the Disclosure Letter.

B.2  Deductions and withholdings

(a) Each Company has made all deductions in respect, or in account, of any taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted and has properly performed the pay as you earn system and has materially complied with each reporting obligation in connection with benefits provided to directors, officers and employees.

(b) None of the Companies has received any notice from any taxation authority which required or will require a Company to withhold taxation from any payment made since the Accounts Date (in respect of which such withheld taxation has not been accounted for in full to the appropriate authority).

B.3  Depreciation

(a) On the assumption that disposals are made for a consideration equal to the book value shown in or adopted for the purposes of the Accounts no charge to taxation would arise on the disposal by a Company of any of its assets.

(b) No claim has been made for the depreciation of any asset of a Company for taxation purposes in circumstances in which the claim is likely to be disallowed.

B.4  Capital gains

(a) The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to be made) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by a Company of any of its assets.

(b) No Company has disposed of or acquired any assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for taxation purposes as being different from the consideration given or received.

(c) The Disclosure Letter contains details of each claim under section 152 and 153 of the TCGA (replacement of business assets) made before the date of this Agreement to which section 154 of the TCGA (new assets which were depreciating assets) applies and which affects any asset owned by each Company on or after the Last Accounting Date (except where the held-over gain is treated as having accrued before the Last Accounting Date).

B.5  Disposal of debts

     No taxable profit or gain would accrue on the disposal of any debt owed to a Company at the book value of that debt or at the value adopted for the purposes of the Accounts.

B.6  Tax grouping

(a) None of the Companies has, nor at any time in the last three years has had, its tax affairs dealt with on a consolidated basis nor has any Company entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of the profits, gains or losses of the Company.

(b) The Disclosure Letter gives details of every written arrangement referred to in paragraph (1) above that a Company has entered into.

(c) Except as provided in the Accounts no Company is, nor will it be, under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before the Accounts Date under the arrangements referred to in paragraph (1) above.

B.7  Completion

     No charge to taxation will arise on a Company by virtue only of the entering into and/or completion of this agreement.

B.8  Tax Residence

     No Company is treated for any taxation purpose as resident in a country other than the country of its incorporation and no Company has, nor has it within the past three years had, a branch, agency or permanent establishment in a country other than the country of its incorporation.

B.9  Secondary liability

     No Company is nor will it become liable to taxation chargeable primarily on any other company.

B.10 Transfer pricing

     No transactions or arrangements involving a Company have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a taxation or excise authority.

B.11 Deemed income and gains

     Except as provided in the Accounts, no Company has a liability to taxation on income or gains except in respect of and to the extent of income and profits actually received, nor do any arrangements exist which might give rise to such a liability.

B.12 Value added tax

(a) Each Company is duly registered for the purposes of the equivalent of value added tax in its country of incorporation ("VAT").

(b) Each Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments. No Company has been in material default in respect of an accounting period as the terms "default" and "accounting period" are used in Section 59(1) VATA and no Company has been liable to a penalty in relation to VAT.

(c) No Company has made any exempt supplies in the current or preceding VAT year applicable to that Company and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by a Company.

B.13 Stamp tax

     All stamp tax and similar taxes or duties have been duly paid in respect of all transactions carried out by the Companies.

B.14 The Disclosure Letter contains full and accurate details of all capital allowances to which each Company will be entitled (assuming that there is no disposal of any relevant asset), for each accounting period ending after the date hereof, in respect of each asset or class of assets owned by the Company prior to or as at the date hereof.

B.15 Claims

(a) The Disclosure Letter contains details of each claim and each consent to surrender by each Company for or of:

     (i) group relief under Chapter IV of Part X of the Taxes Act (loss relief and group relief) ("Group Relief");

     (ii) the surrender of advance corporation tax under section 240 of the Taxes Act (set-off of company's surplus ACT against subsidiary's liability to corporation tax) ("ACT"); and

     (iii) the surrender of tax refund under section 102 of the Finance Act 1989 (surrender of company tax refund etc. within group) ("Tax Refund")

     where such claim or notice is assumed for the purposes of the Accounts to have been made or given but has not actually been made or given prior to the date of this Agreement.

(b)  No Company is liable to surrender Group Relief, ACT or Tax Refund.

C.   Pension Warranties

C.1  In this paragraph:

     (i)    "Employee" has the same meaning as in Schedule 4;

     (ii) "Relevant Benefit" has the same meaning as in Section 612 of the Taxes Act;

     (iii) "Relevant Company" those of the Companies which employ the Relevant Employees;

     (iv)   "Scheme" means the Cable and Wireless Superannuation Fund; and

     (v)    "MN Scheme" means the Merchant Navy Officers Pension Fund.

C.2 Except pursuant to the Scheme and the MN Scheme, no Relevant Company is or has been under any obligation to pay, provide or contribute towards any Relevant Benefit for or in respect of any present or past employee (or any spouse, child or dependant of any of them) of any Relevant Company.

C.3 The Seller has delivered to the Purchaser copies of the documents containing the provisions currently governing the Scheme and all explanatory booklets and announcements containing particulars of benefits of all the Employees under the Scheme. Each such document is complete, accurate, up-to-date and contains no material omissions.

C.4 The Seller has delivered to the Purchaser information regarding the entitlements of the Employees who are active members of the Scheme.

C.5 The Scheme and, so far as the Seller is aware, the MN Scheme is approved by Inland

     Revenue for the purposes of Chapter 1 of Part XIV of the Taxes Act.

C.6 The Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

C.7 The Scheme and, so far as the Seller is aware, the MN Scheme, have been designed to comply with and has been administered in accordance with all applicable legal and administrative requirements and the trusts, powers and provisions of such scheme. Each Relevant Company has complied with Article 119 of the Treaty of Rome in relation to Relevant Benefits.

C.8 No amount due in respect of the Scheme and the MN Scheme by each Relevant Company is unpaid. All contributions due from the Employees who are members of the Scheme and the MN Scheme have been paid to the trustees of such scheme within the prescribed period.

C.9 In respect of Employees in the United States the only retirement benefits are of defined contribution type and no amount due in respect of any such retirement benefit by any Relevant Company is unpaid.

                                  SCHEDULE 4

                                   PENSIONS


1.   Interpretation

(A) In addition to the provisions of clause 1 of this agreement, this schedule is construed as set out in this paragraph.

(B) The following expressions and related expressions have the same meanings as in the Pension Schemes Act 1993 "cash equivalent", "contracted-out", "guaranteed minimum pension" and "money purchase benefits". "Section 9(2B) Rights" has the same meaning as in the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

(C)  The following expressions have the same meanings as in the Rules:
     "Pensionable Service", "Normal Retirement Date", "Pensionable Earnings" and "Final Pensionable Salary".

(D)  All references to notifications and other communications mean written ones.

(E)  The following expressions have the following meanings:

     "Actual Payment Date" means the date on which the Transfer Amount is actually transferred to the Purchaser's Scheme.

     "Actuary" means a Fellow of the Institute or Faculty of Actuaries or a firm of those Fellows or a body making available the advice of one of those Fellows.

     "Actuary's Letter" means the letter from the C&W Actuary to the Purchaser's Actuary relating to this schedule dated 23rd April, 1999, a copy of which is appendix C.

     "AVCs" means additional voluntary contributions paid by Members to the C&W Scheme.

     "Consenting Member" means a person:

     (a)  who is an Employee Member;

     (b)  who is a Member immediately before the Membership Transfer Date;

     (c) who (other than LBP Member) begins to accrue retirement benefits as stated in paragraph 3(C) under the Purchaser's Scheme as of the Membership Transfer Date; and

     (d) in respect of whom the C&W Scheme receives a signed Option Form with Option A (transfer payment) selected, by the date specified in the form for its return (or any later date which the Seller and the Purchaser may agree) and who does not withdraw his selection of that Option before the Due Payment Date.

     "C&W Actuary" means an Actuary appointed by the Seller and notified to the Purchaser for the purpose of this schedule. Until further notice, the C&W Actuary is Watson Wyatt Partners.
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                                       56

     "C&W Scheme" means the Cable and Wireless Superannuation Fund. Where the context requires, the "C&W Scheme" includes its trustees.

     "Due Payment Date" means a date notified by the Seller to the Purchaser which is no later than one month after all the Transfer Conditions have been satisfied provided they then remain satisfied.

     "Employee" means an employee of the Company. D. Foot, P. Mole and C. Todhunter are included as Employees if they become employed by CWM as mentioned in this agreement.

     "Employee Members" means those Employees who are Members of the C&W Scheme as at Completion.

     "Exempt Approved Scheme" has the same meaning as in section 592 of the Income and Corporation Taxes Act 1988 and "Exempt Approved" and "Exempt Approval" are construed accordingly.

     "Index" means the FTSE -Actuaries all-share total return index.

     "Investment Adjustment" means the notional investment return over the relevant period specified in this schedule calculated by comparing the level of the Index at the close of business on the first day of that period with the level of the Index at close of business on the last day of that period or, if either of those days is not a day for which the indices comprising the Index are quoted, the level of the Index at the close of business on the previous day for which they were quoted is used.

     "LBP Member" means a Member of the Lifetime Benefits Plan of the C&W
     Scheme.

     "Member" means an active member of the C&W Scheme (including a member who is temporarily absent under the Rules on maternity leave).

     "Membership Transfer Date" means 30th March, 2000, except that the Membership Transfer Date will be any earlier date (but not before 30th September, 1999) on which the payroll for the Employee Members ceases to be operated by the Remaining Group, or any earlier as may be agreed between the Seller and the Purchaser.

     "Non-Consenting Member" means an Employee Member who does not become a Consenting Member.

     "Option Form" means a form to be completed by Members and delivered to the C&W Scheme, being in all material respects in the form set out in appendix
     A. The date by which the form must be completed and returned must be not earlier than one month and not later than three months after the date of issue of the forms to the Members.

     "Purchaser's Actuary" means an Actuary appointed by the Purchaser and notified to the Seller for the purpose of this schedule. Until further notice, the Purchaser's Actuary is Bacon & Woodrow.

     "Purchaser's Scheme" means the scheme or schemes described in paragraph 3 and, where the context permits, includes its or their trustees.

     "Rules" means the trust deeds, rules and other documents governing the C&W Scheme as
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                                       57

     identified in the Disclosure Letter.

     "Transfer Conditions" means all of the following:

     (a) The Purchaser has complied with the requirements of paragraph 3 and the Purchaser's Scheme is as described in, and complies with, paragraph 3.

     (b) Neither the Purchaser, any member of the Purchaser's Group nor the Purchaser's Scheme has made any statement to the effect that any benefit which is required to be provided under paragraph 3 will be reduced or discontinued.

     (c) The Board of Inland Revenue has given written approval to the transfer of assets from the C&W Scheme to the Purchaser's Scheme in respect of the Consenting Members and any condition to which that approval is subject is satisfied.

     (d) The C&W Scheme has received the Option Forms completed and signed by the Consenting Members.

     (e) The calculation of the Transfer Amount has become final and binding as set out in this schedule.

     (f) The C&W Scheme has received the confirmation and undertakings in the form set out in appendix B (or such other form as is agreed between the C&W Scheme and the Purchaser's Scheme) executed by the Purchaser's Scheme (together with any supporting documentary evidence which the Seller may reasonably request) and those confirmations and undertakings remain true and effective in all material respects.

     "Transfer Amount" and "unadjusted Transfer Amount" have the meanings given in paragraph 4.

     "Transitional Period" means the period commencing on the date of Completion and ending at the end of the Membership Transfer Date.

2.   Transitional Period

(A) The Seller and the Purchaser shall use their best endeavours to procure the continued participation of the Company in the C&W Scheme during the Transitional Period in respect of the Employee Members subject to the Exempt Approval of the C&W Scheme not being adversely affected.

(B) During the Transitional Period the Purchaser shall procure that the Company and the Employee Members will pay to the trustees of the C&W Scheme contributions at the rate of 9.8 per cent of Pensionable Earnings in respect of employer's contributions for Members other than LBP Members, and at the rate required by the Rules in the case of members' contributions (including contributions due in respect of flexible benefits) and in the case of employer's matching contributions in respect of LBP Members, plus 2 per cent of Pensionable Earnings in respect of expenses and risk costs for all Members; contributions, expenses and risk costs to be paid quarterly in
     advance.    The Purchaser will procure that the Company will comply in all other respects with the provisions of the C&W Scheme.

(C) The Seller shall procure that no action will be taken in relation to the C&W Scheme which
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                                       58

     would have the effect of reducing the Transfer Amount or the unadjusted Transfer Amount and that any alteration which shall be made in the basis of contributions payable to or to the benefits payable from the C&W Scheme shall not apply to the Company or to any of the Employee Members without the prior written consent of the Purchaser (not to be unreasonably withheld).

(D) If the Company is required to pay contributions, expenses or risk costs to the C&W Scheme in excess of the contributions, expenses and risk costs referred to in sub-paragraphs (B) and (H) and the Purchaser has not in writing consented to the change in the rate, the Seller shall on demand reimburse the Purchaser for such excess contributions or expenses or risk costs paid by the Company.

(E) The Purchaser undertakes that during the Transitional Period the Company shall if so required by the Seller in writing, nominate the Seller (or such other person as the Seller may direct) for the purpose of any provision of or regulations made under the Pensions Act 1995 which allow employers in multi-employer schemes to nominate a person to act for them for any purposes of any provision of that Act or regulations and that the Company will exercise any power and execute any document as the Seller may reasonably require to implement that Act or those regulations.

(F) The Seller will procure that the C&W Scheme will not be terminated prior to transfer of the Transfer Amount.

(G) The Seller and the Purchaser shall use their best endeavours to procure that while the Employee Members (other than LBP Members) are Members their employment shall be contracted-out employment by reference to the C&W Scheme.

(H) In this sub-paragraph "Limited Earnings Increase" means, in respect of the Non-Consenting Members in aggregate, an increase in earnings after Completion which has the effect of increasing their aggregate Final Pensionable Salaries, compared to what their aggregate Final Pensionable Salaries would have been if their Pensionable Service had ended at Completion, by no more than 4.5% if the period between the date of Completion and the termination of his Pensionable Service is one year and so in proportion for a period other than a year.

     The Purchaser will pay to the Seller (or as it may direct) an amount in cash equal to:

     (i) the amount by which the capital value of the aggregate benefits payable under the C&W Scheme to or in respect of Non-Consenting Members is increased as a consequence of any act (other than a Limited Earnings Increase) by the Purchaser, the Company (or any member of the Purchaser's Group) including, but without limitation, increasing Pensionable Earnings or granting an early retirement pension under Rule 13 of the Rules;

     (ii) that amount shall be adjusted by the Investment Adjustment in respect of the period from (and including) the date on which the Non-Consenting Member ceases to be in Pensionable Service by reference to the C&W Scheme up to (but excluding) the date on which final payment is made in accordance with this sub-paragraph.

     For the purposes of this sub-paragraph:

     (iii) the amount by which the capital value of the benefits is so increased is taken to be the amount by which A exceeds B where "A" is the capital value of the benefits
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                                       59

            payable under the C&W Scheme (whether immediately, prospectively or contingently) to or in respect of the Non-Consenting Member on and after the date on which the Non-Consenting Member ceases to be in Pensionable Service and "B" is the amount by which the Transfer Amount would have been greater if he had been a Consenting Member but calculated at the date he left Pensionable Service;

     (iv) "A" above is calculated as at the date on which the Non-Consenting Member ceases to be in Pensionable Service and on the basis of the assumptions and methods set out in the Actuary's Letter in the same way as the unadjusted Transfer Amount is calculated;

     (v) paragraph 6 applies to the calculation referred to in (iv) mutatis mutandis; and

     (vi) payment in accordance with this sub-paragraph must be made within a period of 14 days after the calculation of the amount by which the capital value has been increased as mentioned in (iii) and (iv) has become final and binding in accordance with (v) above.

3.   Purchaser's Scheme

(A)  Particulars of scheme
     ---------------------

     Not later than two months before Membership Transfer Date the Purchaser will provide to the Seller particulars of one or more proposed occupational pension schemes which the Purchaser intends to be the Purchaser's Scheme for the purposes of this schedule. The scheme (or each such scheme) must be a scheme which as at the Due Payment Date satisfies the terms of this paragraph 3.

(B)  General Conditions
     ------------------

     The Purchaser will procure that the Purchaser's Scheme -

     (i)     is established and wholly administered in the United Kingdom;

     (ii) is Exempt Approved (or designed so as to be capable of such approval);

     (iii) is contracted-out (other than in respect of LBP Members) and a scheme to which the C&W Scheme is permitted by law to make a transfer payment in respect of the entire rights under the C&W Scheme of the Consenting Members (including rights to guaranteed minimum pensions and section 9(2B) rights); and

     (iv) complies with the minimum funding requirement (within the meaning of section 56, Pensions Act 1995) or would so comply if the requirement applied to it, such that the value of the scheme's assets exceeds 100 per cent of its liabilities or, if the scheme first assumes pension liabilities as of the Membership Transfer Date, it has no liabilities immediately before the Membership Transfer Date (in either case as certified by the Purchaser's Actuary to the Seller).

(C)  Future service benefits
     -----------------------

     The Purchaser will, and will procure that the Purchaser's Scheme will, make the offers described below and provide the benefits described below in respect of persons who accept
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                                       60

     the offers. Each Employee Member (other than a LBP Member) will be offered, in relation to employment from and after the Membership Transfer Date, membership of the Purchaser's Scheme with benefits which are of final salary type overall not less favourable (valued on the basis of the actuarial assumptions set out in the Actuary's Letter) than those which would prospectively have been provided by the C&W Scheme for and in respect of him if he had continued in membership after the Membership Transfer Date (assuming that the C&W Scheme is not altered after Completion) and taking account of the required amounts of Members' contributions. The offer will not be conditional on the Employee agreeing to transfer to the Purchaser's Scheme the value of his accrued rights in the C&W Scheme.

(D)  Past service benefits
     ---------------------

     The Purchaser will, and will procure that the Purchaser's Scheme will, make the offers described below and, in consideration of and subject to receipt of the Transfer Amount, provide the benefits described below in respect of persons who accept the offers.

     Each person who is an Employee Member (other than a LBP Member) at the Membership Transfer Date in respect of his Pensionable Service in the C&W Scheme will be offered benefits which are overall at least equal in value to those applying for and in respect of him under the C&W Scheme immediately before the Membership Transfer Date in relation to his Pensionable Service, valuing benefits under the Purchaser's Scheme and under the C&W Scheme for this purpose on the basis of the assumptions and methods set out in the Actuary's Letter.

     The Purchaser will procure that the part of the Transfer Amount which relates to LBP Members will be credited to any account in the Purchaser's Scheme exclusively for the benefit of each LBP Member and his dependants and that he will be provided with benefits of a minimum of that which would be granted on a normal transfer-in to the Purchaser's Scheme.

     Each person referred to above who has paid additional voluntary contributions will be offered benefits which are at least equal in value to the amount to be paid by the C&W Scheme to the Purchaser's Scheme in respect of additional voluntary contributions and provide such benefits (in addition to any others) for and in respect of each such person who becomes a Consenting Member.

4.   Transfer Amount

     The Transfer Amount will be calculated by the C&W Actuary as follows:

     1. First, the unadjusted Transfer Amount shall be calculated in accordance with the Actuary's Letter in respect of the Consenting Members excluding LBP Members. Any liability which there may be in respect of any difference as between a man and a woman relating to the guaranteed minimum pension shall not be included in the calculation.

          If any Consenting Member has more than one period of Pensionable Service any period before the last (the "previous periods") is ignored in that calculation to the extent that benefits for that period are based only on a historic level of earnings

     2. Second, the unadjusted Transfer Amount is increased or decreased over the period starting on the day before the date of Completion and ending at the end of the day
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                                       61

          before the Actual Payment Date by the Investment Adjustment.

     3. Third, the following will be added: the contributions paid by and in respect of the Consenting Members excluding LBP Members in respect of the Transitional Period (excluding the amounts paid at the rate of 2% of Pensionable Earnings in respect of expenses and risk costs) increased or decreased by the Investment Adjustment over the period starting on the day the contribution is received and ending at the end of the day before the Actual Payment Date.

     4. Fourth, the balances of the money purchase accounts (including the part derived from employer's contributions) as at the Actual Payment Date of the Consenting Members who are LBP Members will be added.

     In calculating the Transfer Amount any benefits under the C&W Scheme which are attributable to AVCs paid by the Consenting Members and in respect of which the Consenting Members are not entitled to benefits based on their final pensionable earnings, and the AVCs themselves, are disregarded.

5.   Notices to Employees

(A) Not later than two months before the Membership Transfer Date the Purchaser will provide to the Seller a draft notice to be issued to Employees Members inviting them to join the Purchaser's Scheme for future service and offering them the ability to transfer the value of their accrued rights under the C&W Scheme to the Purchaser's Scheme by completing an Option Form. The notice shall explain the options available to the persons concerned under the C&W Scheme in respect of their accrued rights.

(B) The Seller shall supply its comments on the draft notice to the Purchaser within 14 days of its receipt. The Purchaser will then submit a further draft taking into account the Seller's comments, to the Seller for agreement.

(C) The Purchaser will issue the notice and the Option Form to the relevant Employees as soon as reasonably practicable after they have been agreed by the Seller and in any event no later than 2 months after the Membership Transfer Date.

(D) The parties acknowledge the obligations of the C&W Scheme under Regulation 27A of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 and will co-operate with each other and the C&W Scheme with a view to assisting the C&W Scheme in complying with that Regulation.

6.   Calculation of Transfer Amount

     Within one month after the Membership Transfer Date the Purchaser and Seller shall provide to each other any documents and information which is reasonably required for the calculation and checking of the Transfer Amount by the C&W Actuary and the Purchaser's Actuary. Within 2 months of receiving this information the C&W Actuary shall calculate the unadjusted Transfer Amount. As soon as reasonably practicable after the C&W Actuary has calculated the unadjusted Transfer Amount the Seller will notify the Purchaser of the result of that calculation. Within 21 days after that notification the Purchaser's Actuary may request the C&W Actuary to supply to him particulars of the calculation and the data on which it is based which he reasonably requires to enable him to check that the calculation is correct. The Purchaser's Actuary has 6 weeks from the date on which those particulars and
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                                       62

     data have been supplied to him (or, if he has made no request for any of those particulars and/or data within the 21 day period mentioned above, from the date of notification by the Seller of the result of the calculation) in which he may raise any objection that the calculation is incorrect. The calculation will be final and binding on the Seller and the Purchaser on the later of:

     (i) if the Purchaser's Actuary raises no objection within the terms mentioned above, the expiry of the period mentioned above in which he may raise an objection;

     (ii) if the Purchaser's Actuary raises an objection as mentioned above, the date of a subsequent written agreement between the C&W Actuary and the Purchaser's Actuary that the calculation (or revised calculation) is correct;

     (iii) if a reference is made to an independent actuary under paragraph 13, the date of his determination of the disputed issue;

     subject to any adjustment needed, after (i) (ii) or (iii) above have occurred, to take account of a person who does not select, or withdraws the selection of, Option A (transfer payment) and accordingly is not a Consenting Member.

7.   Transfer of Transfer Amount and AVCs

(A) The Seller will use all reasonable endeavours to procure that on the Due Payment Date the C&W Scheme transfers to the Purchaser's Scheme the Transfer Amount and the assets representing, as at the date of transfer, the AVCs paid by the Consenting Members.

(B) The Purchaser will seek promptly from the Board of Inland Revenue approval to the transfer of assets from the C&W Scheme to the Purchaser's Scheme in respect of the Consenting Members and, at the Seller's request, will supply promptly to the Seller the documents and information which the Seller reasonably requires to enable the C&W Scheme to obtain a corresponding approval.

8.   Form of transfer

     The Seller and the Purchaser will use all reasonable endeavours to secure agreement between the C&W Scheme and the Purchaser's Scheme respectively as to the particular assets to be transferred representing the Transfer Amount. If agreement is not reached by the Due Payment Date, the transfer will be in the form of assets of the C&W Scheme listed on The London Stock Exchange (or unitised funds comprising such assets) which the C&W Actuary and the Purchaser's Actuary agree are representative selection of such listed assets held by the C&W Scheme . Any securities to be transferred will be valued at the mid-market price at the close of business on The London Stock Exchange on the day before the date of transfer.

9.   Payments by Seller and Purchaser

(A) If the Transfer Amount is not transferred in full to the Purchaser's Scheme within three months after the Due Payment Date as provided for in paragraph 7, the Seller shall, subject to (B) and (C) below, not later than one month after receipt of a written demand from the Purchaser, pay to the Purchaser, by way of an adjustment of the CWM consideration for the Sale Shares the following amount:

     (i) if some assets have been transferred from the C&W Scheme to the Purchaser's
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                                       63

            Scheme (whether before or after that written demand is received) - the amount by which the Transfer Amount (calculated as at the date on which those assets were transferred) exceeds the value so transferred but the excess for this purpose shall:

            (a) be the excess adjusted by the Investment Adjustment from (and including) the date of that transfer up to (but excluding) the date of payment by the Seller pursuant to this sub-paragraph; and

            (b) be reduced (after the adjustment in (a)) if, despite some assets having been transferred to the Purchaser's Scheme, any benefit remains payable to or in respect of a Consenting Member under the C&W Scheme; the reduction will be by the aggregate of the cash equivalents of those benefits.

     (ii) if no assets have been transferred - the amount by which the Transfer Amount (calculated as at the date on which payment is made to the Purchaser in accordance with this sub-paragraph) exceeds the aggregate of the cash equivalents of the benefits remaining payable to or in respect of the Consenting Members under the C&W Scheme when payment is made in accordance with this sub-paragraph;

     less (in either case):

     (iii) any amount due from the Purchaser or the Company to the Seller or the C&W Scheme under this schedule; and

     (iv) any amount, in addition to the amount transferred referred to in (i) above, transferred from the C&W Scheme to the Purchaser's Scheme before payment under this sub-paragraph is made adjusted by the Investment Adjustment from the date of transfer to the date of such payment.

     For the purpose of this sub-paragraph each of the Consenting Members in respect of whom benefits are so payable shall be deemed to have a right to a cash equivalent.

     The amount derived under (i) to (iv) above is referred to below as the "Shortfall".

(B) If any of the Transfer Conditions ceases to be fulfilled or effective, the Purchaser shall not demand payment pursuant to (A) above and the time limit referred to in (A) above will not commence, or (if any of the Transfer Conditions cease to be fulfilled or effective after the time limit has started to run) will be suspended, the shortfall will not be payable until all those conditions are again fulfilled and effective.

(C)  No payment shall be due from the Seller pursuant to (A) above:

     (i) if the reason for the Transfer Amount (or part of it) not having been transferred to the Purchaser's Scheme by the expiry of the time limit referred to above is the failure of the Purchaser's Scheme for whatever reason to accept the whole or any part of the Transfer Amount or if the reason is any other reason outside the control of the C&W Scheme but, if no payment is due from the Seller because of any such other reason outside the control of the C&W Scheme, payment will become due (subject to the other provisions of this paragraph
            9) if and when such reason ceases to exist;

     (ii) unless the Purchaser undertakes in writing to the Seller to pay the Shortfall forthwith to the Purchaser's Scheme and to procure that such amount be applied by the
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                                       64

            Purchaser's Scheme to provide benefits for the Consenting Members in respect of their Pensionable Service in the C&W Scheme before the Membership Transfer Date.

(D) If payment is made by the Seller in accordance with (A) above, the amount of that payment will be deducted from the amount otherwise payable under paragraph 7.

(E)  If the Seller pays the Shortfall to the Purchaser then:

     (i) forthwith following the Seller making payment of the Shortfall the Purchaser shall procure that an amount equal to the Shortfall shall be contributed to the Purchaser's Scheme;

     (ii) the Purchaser will and will procure that all members of the Purchaser's Group will take all reasonable steps (including the claiming of any relevant deduction from profits and any repayment of tax and the obtaining of approval of the Purchaser's Scheme as an Exempt Approved Scheme) to maximise the Aggregate Tax Benefit;

     (iii) the Purchaser will within 21 days after the Aggregate Tax Benefit has been established, pay to the Seller, by way of adjustment to the consideration for the CWM Sale Shares, an amount equal to the Aggregate Tax Benefit, adjusted by the Investment Adjustment from (and including) the date on which the Shortfall was paid up to (but excluding) the date of payment of that excess.

            In this sub-paragraph:

            "Tax Benefit" means the aggregate of the amount by which the relevant company's liability to pay corporation tax is reduced and the amount of any repayment of corporation tax to which the relevant company is entitled, which, in either case, arises as a result of the contribution referred to in (i) above (including any such reduction or right which is attributable to a surrender by way of group relief or consortium relief under sections 402 to 413, Taxes Act 1988 of a loss which arises as a result of the payment of the contribution); and

            "Aggregate Tax Benefit" means the aggregate of any Tax Benefits arising to the Purchaser and the Purchaser's Group in respect of all accounting periods on or before the fifth anniversary of the date of Completion.

(F) If, for a reason outside the Seller's control, the value of the aggregate of the assets transferred by the C&W Scheme to the Purchaser's Scheme and the assets transferred by the Seller to the Purchaser under this paragraph 9 (in the case of non-cash assets based on the value of the assets transferred as at the date of transfer) exceeds the Transfer Amount, the Purchaser shall, within one month of such an excess having been transferred, pay to the Seller, by way of an adjustment of the consideration for the CWM Sale Shares, a sum in cash equal to such excess adjusted by the Investment Adjustment from (and including) the date of transfer of the excess to the Purchaser's Scheme up to (but excluding) the date of payment of the excess by the Purchaser to the Seller.

10.  Seller's protection

(A)  In this paragraph:

     "Claim" means a claim relating to the C&W Scheme which it is claimed the Seller, any member of the Remaining Group or the C&W Scheme is required to provide pursuant sections to 62-66 of the Pensions Act 1995 or Article 119 of the Treaty of Rome arising from any inequality as between men and women relating to guaranteed minimum pensions.

     "Claimant" means a Consenting Member or any person claiming through or in respect of a Consenting Member.

     "Liability" includes any award, compensation, damage, loss, order or requirement of any court, tribunal or Pensions Ombudsman, and costs and expenses properly incurred.

     "Liability Amount" means the amount of any Liability incurred or sustained by the Seller, or any member of the Remaining Group or the C&W Scheme arising out of or in connection with a Claim by a Claimant.

(B) Subject to payment of the Transfer Amount, the Purchaser will indemnify, and keep indemnified on a continuing basis, the Seller, each member of the Remaining Group and the C&W Scheme against any Liability Amount.

(C) To the extent that this indemnity relates to a Claim against a member of the Remaining Group or the C&W Scheme, the Seller holds the benefit of the indemnity as trustee for that member or the C&W Scheme (as the case may be). Without prejudice to the ability of that person to enforce the indemnity, the indemnity may be enforced by the Seller as trustee.

(D) In quantifying any Liability Amount, the Actuary's Letter shall be applied as nearly as practicable and, in default of agreement as to how it should apply, the disagreement shall be resolved in accordance with paragraph 13.

11.  Purchaser's protection

     The Seller hereby agrees with the Purchaser (contracting for itself and as trustee for the Company) to indemnify the Company against all costs, liabilities and expenses arising or which may arise, out of the operation of section 75 of the Pensions Act 1995 in relation to the C&W Scheme and/or the operation of Article 15 (indemnity, limitation of liability and remuneration of trustees) of the Rules in respect of the period before the Membership Transfer Date provided that this indemnity will not apply:

     (i) if the Company has not paid any amount due in accordance with this schedule to the C&W Scheme;

     (ii)   if the relevant insolvency event occurs in relation to the Company.

12.  No assistance

     The Purchaser agrees that, except as required by law, it will not, and will procure that the Purchaser's Scheme and the Purchaser's Group will not, take any action or provide any assistance to any person (direct or indirect) which might result in the C&W Scheme transferring a smaller or a larger amount than the Transfer Amount and the assets representing Consenting Members' AVCs to the Purchaser's Scheme.

13.  Disputes

     Any dispute between the Seller and the Purchaser or between the C&W Actuary and the Purchaser's Actuary concerning any matter of an actuarial value shall, in the absence of agreement between them within one month of the party concerned having notified the other in writing of the dispute, be referred to an independent actuary chosen by agreement between the parties or, failing agreement, appointed by the President for the time being of the Institute of Actuaries at the instance of either party. The independent actuary shall determine the disputed matter in accordance with this schedule (including the Actuary's Letter) acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent Actuary and of the President shall be borne equally between the parties, except that the independent Actuary shall have power to determine, at the request of either party, that the fees and expenses shall be borne exclusively by the other party or in such proportions as the Actuary may determine and any such determination shall be final and binding.

14.  USA

     In respect of George Stossell: if and to the extent allowed by law and tax authority's requirements, the Seller will use reasonable endeavours to permit Mr. Stossell to remain in membership of the pension scheme of the Seller of which he is a member at the date hereof until the Membership Transfer Date.

                                  APPENDIX A
                                  OPTION FORM

TO BE COMPLETED AND RETURNED TO [     ] BY [      ]

To:  The trustees of the Cable and Wireless Superannuation Fund (the "[     ]
Scheme")

I have read and understood the notice dated [      ], in which the [Purchaser's
Scheme] (the "[ ] Scheme") has offered to provide benefits in respect of my Pensionable Service under the [C&W] Scheme up to [ ] and in which the options available to me in respect of my accrued rights under the [C&W] Scheme have been explained.

PLEASE SPECIFY WHICH ONE OF THE OPTIONS YOU SELECT BY TICKING THE BOX ALONGSIDE IT AND THEN SIGNING AND COMPLETING THIS FORM

OPTION A - TRANSFER TO [PURCHASER'S] SCHEME
I have applied to become a member of the [Purchaser's] Scheme
with effect on and from [        ]. I request the trustees of             _____
the [Seller's] Scheme to transfer the value of all benefits
relating to my membership of the [C&W] Scheme which have                   BOX
accrued to or in respect of me under the [C&W] Scheme to the
trustees of the [purchaser's] Scheme to secure benefits for me            _____
as mentioned in the notice referred to above. I understand and acknowledge that in complying with this request the trustees of the
[C&W] Scheme will be discharged from any obligation to provide benefits to me or any person claiming under me or in respect of my membership.

B - OTHER OPTIONS
I do not want to transfer the value of my accrued benefits to             _____
the [Purchaser's] Scheme.
                                                                           BOX
                                                                          _____


IMPORTANT - Please note that the benefits offered in option A will be available only if this form is returned, duly completed, by



Signature ................    Date...............

Name .....................)
                           ) block capitals
Address ..................)        National Insurance No. ..............

                                  APPENDIX B

                              TRANSFER AGREEMENT


To:  The trustees of the Cable and Wireless Superannuation Fund

From:                                                   The trustees of the [  ]
       Scheme                                           Date:
       (the "Receiving Scheme")

Re: Employees of [                      ] Limited

We request the transfer to us of the sum and/or assets referred to in Appendix 2 hereto equal in value to the Transfer Amount calculated in accordance with the
letter from [        ] to [          ] dated [        ] in respect of the
members listed in Appendix 1 hereto (the "Consenting Members") and, in consideration of that transfer, we hereby confirm and undertake as follows:

1.   The Consenting Members have been offered membership of the Receiving Scheme
     as of [          ], with the benefits and contribution rate described in
     the notice issued to them on [           ], a copy of which is Appendix 3
     hereto (the "Notice").

2. Each Consenting Member who has accepted that offer has been admitted to membership of the Receiving Scheme and has entered employment with an employer which participates in the Receiving Scheme and that employment is contracted-out by reference to the Receiving Scheme for the purposes of the Pension Schemes Act 1993 (a copy of the appropriate contracting-out certificate(s) is Appendix 4 hereto). Each Consenting Member will be entitled in respect of the Transfer Amount to benefits from the Receiving Scheme which are as described in the Notice and on receipt of the Transfer Amount we relieve you of all liabilities to or in respect of the Consenting Members.

3. We undertake to treat the amounts previously advised as Consenting Members' contributions for the purposes of the Receiving Scheme and not to allow a refund of contributions on subsequent cessation of service or membership except where a refund is not prohibited by Inland Revenue restrictions or the preservation requirements in force under the Pension Schemes Act 1993.

4. We confirm that the Receiving Scheme is established and administered wholly in the United Kingdom and is [designed so as to be capable of being] an exempt approved scheme (within the meaning of section 592 of the Income and Corporation Taxes Act 1988) and that we are permitted under the documents governing the scheme and by the Inland Revenue to receive the Transfer Value.

5. We enter into this agreement as the trustees of the Receiving Scheme so as to bind us and our successors as trustee(s) of the Receiving Scheme and we agree to bring the contents of this agreement to the notice of our successors.

Add names and signatures of trustees of Receiving Scheme.

                                  SCHEDULE 5

                          Covenants up to Completion

                                    Part 1


The Seller shall procure that without the consent of the Purchaser (not to be unreasonably withheld or delayed) none of the Companies shall before Completion:

(a) subject to the effect of any withholding of consent by the Purchaser in relation to the other matters set out in this Part 1, conduct its business other than in the ordinary course consistent with its practices for the year ended on the Accounts Date;

(b)  incur capital expenditures exceeding (Pounds)1,000,000 in aggregate; or

(c) dispose of or grant any option or right of pre-emption in respect of any part of its assets except for worn-out or obsolete fixed assets in the ordinary course of business consistent with its practices for the year ended on the Accounts Date; or

(d) borrow any money in excess of (Pounds)1,000,000 in total or make any payments out of or drawings on its bank account(s) (except to satisfy commitments to persons other than members of the Remaining Group or routine payments to persons other than members of the Remaining Group in the ordinary course of business consistent with its practices for the year ended on the Accounts Date), other than the payment of the Intercompany Balance and payments to members of the Remaining Group for administrative services consistent with the current levels of payments for those services; or

(e) enter into any material contract or commitment, other than the purchase of the Seller's interests in the cableship "Cable Enterprise" as referred to in clause 11(1), as referred to in the Undertaking, or for new business having a value of less than (Pounds)2,000,000 per individual contract where the contract is entered into on normal commercial terms consistent with its practices for the year ended on the Accounts Date, or amend any material contract or terminate any material contract; or

(f) dispose of or agree to dispose of any of the Properties or the Vessels or any interest in or relating to any of the Properties, the Vessels or the Portland Equipment; or

(g) agree, arrange or undertake to acquire or agree to acquire any interest in any land or premises including any option or right of pre-emption relating to any land or premises; or

(h)  in relation to each of the Properties:

          .change its existing use,

          .terminate or give notice to terminate a lease, tenancy or licence,

          .apply for a consent to do something requiring consent under a lease, tenancy or licence, save as already contemplated and disclosed in relation to the extensions to the Boreham and Portland depots,

          .agree a new rent or fee payable under a lease, tenancy or licence other than pursuant to a contractual rent review,

          .suspend, cancel, invalidate or do anything which could invalidate or cause to be avoided any insurance cover in existence in relation to that Property,

          .do any action or thing constituting (or which could lead to) a breach of the terms of any lease, tenancy or licence or which could entitle or require a person to forfeit or enter on or, take possession of, or occupy that Property; or

(i) grant or agree to grant any lease, licence or tenancy or grant, create or agree to grant or create third party right or interest of any nature in respect of any of the Properties; or

(j)  declare, make or pay any dividend or other distribution; or

(k) grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity, other than in relation to any matters referred to in Schedule 8; or

(l) make any material change in the terms and conditions of employment or pension or other benefits of any of its employees or employ or terminate (except for good cause) the employment of any person other than to implement the reorganisation of the employment of offshore employees; or

(m) create, issue, purchase or redeem any class of share or loan capital, other than as referred to in clauses 11(1) and 14(4); or

(n) maintain its accounting records in a manner inconsistent with its practices for the year ended on the Accounts Date other than as required under changes in UK GAAP; or

(o) submit or amend tenders for new business, other than as referred to in the Undertaking or for new business having a value of less than (Pounds)2,000,000 per individual tender where the tender is submitted or amended on normal commercial terms consistent with its practices for the year ended on the Accounts Date; or

(p) in relation to any of the agreements relating to the leasing and lease financing of each of the vessels and the ROV referred to in Schedule 8 and the Portland Equipment, do any act or thing or omit to do any act or thing (other than the obtaining of any consent or agreement to terminate as contemplated by clause 4(1)(b) and Schedule 8) constituting (or which could lead to) a breach of the terms of such agreement or which could entitle the relevant lessor to terminate or require the relevant Company which is party to such agreement to voluntarily terminate such agreement, or which would materially increase the obligations of the relevant Company under such agreements, other than an obligation pursuant to the terms of such agreement contemplated as at the date hereof.

Nothing contained in the above restrictions will prevent the Companies from undertaking any actions pursuant to the implementation of the maintenance contract with Global Crossing or from continuing to pay and proceed as contracted in relation to the SEAIOCMA ROV.

                                     Part 2

The Seller shall keep the Purchaser informed as to all material developments in the operation of the business of the Companies.

                                  SCHEDULE 6

                            Completion Arrangements


Part 1

CWM Completion

1.   The Seller shall deliver or cause to be delivered:

     (a) share certificates in respect of the CWM Shares together with a duly executed transfer into the name of the Purchaser or its nominated wholly-owned Subsidiary in respect of the CWM Shares;

     (b) the common or corporate seal (where it exists), all minute books, share register and share certificate books (with any unissued share certificates) and other statutory books of each of the Companies;

     (c)  the Tax Deed duly executed by the Seller;

     (d) the resignation of the auditors of the Companies in a form reasonably satisfactory to the Purchaser;

     (e) the resignations of the secretary and all of the directors of each of the Companies other than those notified by the Purchaser to the Seller prior to Completion, in each case delivering a letter in a form reasonably satisfactory to the Purchaser ; and

     (f) a certified Transcript of Register dated within 3 Business Days before the date of Completion in respect of each of the Vessels evidencing that (other than the CWM Charter Vessels and "Iris" and "Monarch") the respective Vessel is duly registered in the name of CWM, free and clear of all registered liens, mortgages and encumbrances.

2. The Seller shall procure that a meeting of the directors of CWM is held at Completion at which resolutions in a form reasonably satisfactory to the Purchaser addressing relevant matters in relation to paragraph 1 above shall be passed.

3. The Seller shall procure that extraordinary general meetings of the members of the Companies are held at Completion at which the names of these Companies are changed so as not to include the name "Cable & Wireless" or any colourable imitation thereof.

4. The Seller shall deliver to the Purchaser a counterpart of the Trade Mark and Patent Assignment executed by the Seller and CWM.

5. The Seller shall issue a notice to the other parties to the Japanese JV Agreement in accordance with the requirements of clause 20.4.4. of the Japanese JV Agreement.

Part 2

Japanese JV Completion

1. The Seller shall deliver or cause to be delivered a share certificate in respect of the Japanese JV Shares and all other instruments of conveyance and transfer as may be necessary to convey and vest in the Purchaser or its nominated wholly-owned Subsidiary all right, title and interest of the Seller in and to the Japanese JV Shares.

2. The Seller shall issue a notice to the Japanese JV Company in accordance with the requirements of clause 20.4.4. of the Japanese JV Agreement.


Part 3

PRC JV Completion

1.   The Seller shall deliver or cause to be delivered:

     (a) an investment certificate in respect of the PRC JV Shares actually transferred under this agreement;

     (b) originals or copies (as appropriate) of the documents listed in clause 4(5)(c); and

     (c) the resignations of all of the directors of the PRC JV Company appointed by the Seller.


Part 4

The Purchaser shall deliver such documents evidencing to the Seller's reasonable satisfaction the release of the Seller's liability under such of the following guarantees and performance bonds in accordance with the Purchaser's obligations under clause 14 as are extant at Completion (references to amounts are to amounts as at 31st March, 1999 unless otherwise specified):

(a) Seller guarantee to Scottish Widows in respect of property lease rentals and service charge for 2nd and 3rd floors of East Saxon House, remaining rentals (Pounds)4,567,635 ((Pounds)101,503 x 45).

(b) Seller guarantee to Scottish Widows in respect of property lease rentals and service charge for part of 1st floor of East Saxon House, remaining rental (Pounds)887,929 ((Pounds)18,121 x 49).

(c) Seller guarantee to Scottish Widows in respect of a licence to perform alterations to the East Saxon House premises.

(d) Seller performance bond to Mercury Communications Ltd in respect of the Swansea Brean cable project, up to a maximum of (Pounds)175,503.

(e) Seller performance bond to AIG Europe (UK) Limited, in respect of indemnity for a bond issue up to a maximum of CAD 200,000.

(f) Seller performance bond to AIG Europe (UK) Limited in respect of the Brazil bond payment up to a maximum value of US$2,961,000.

(g) Seller guarantee in favour of ECGD in respect of (Pounds)2.4m relating to the financing of the Brazil Domestic Submarine Cable System; Seller has no contingent liability as CWM will compensate any loss; the balance of the counter indemnity at 31 March 1999 is (Pounds)2,377,490.

(h) RBS guarantee in favour of The Standard Steamship Owners' Protection and Indemnity Association (Bermuda) up to a maximum of US$113,162.75.

(i) Seller guarantee to Lombard North Central in respect of NOS obligations re purchase of Modular plough. Liability limited to 75% of repayments. The outstanding payments under the lease as at 30th March, 1999 total (Pounds)314,000 and therefor the Seller's contingent liability (at 75%) is (Pounds)235,500.

                                  SCHEDULE 7

                                    Vessels

Part 1 - CWM Vessels

Name                               Registered Owner              Flag

Cable Enterprise                   C&W                           UK

Cable Installer                    CWM                           UK

Seaspread                          CWM                           UK


Part 2 - CWM Finance Vessels

Name                               Registered Owner              Flag                Note


Cable Innovator                    CWM                           UK                  US LILO

Sir Eric Sharp                     CWM                           UK                  US LILO

Pacific Guardian                   CWM                           UK                  US LILO

Iris                               Midland Montagu               UK                  Finance Lease

Monarch                            Midland Montagu               UK                  Finance Lease


Part 3 - CWM Charter Vessels

Name                               Registered Owner              Flag                Note

Agile                              Secunda Global Marine Inc     Barbados            Time Charter

Nexus                              James Fisher Limited          UK                  Time Charter

Sovereign                          BT Cable Ships Limited        UK                  Bareboat Charter to
                                                                                     CWM

Cable Retriever                    ICPL                          Singapore           Bareboat Charter to
                                                                                      CWM

Toisa Coral                        Toisa Limited                 UK                  Time Charter

Part 4 - Remotely Operated Vehicles

1.  Cirrus
2.  Eureka
3.  Marlin 250 ((TM))
4.  ROV 128
5.  Scarab 1
6.  Scarab 3
7.  Scorpio 45
8.  Subtrak
9.  Trencher
10. Mako

                                   SCHEDULE 8

                             Leasing Arrangements


This Schedule 8 sets out the steps to be taken by the parties pursuant to Clause 4(2) of this Agreement in respect of the arrangements relating to leasing or the lease financing of each of the vessels and the ROV specified below with a view to ensuring that Condition 4(1)(b) is fulfilled on or before the date referred to in Clause 4(2) (the "Condition Date").

1.   Hull 977 ("Bold Endeavour") under construction at Van der Giessen-de Noord

(a)  The Agreements
     --------------

     Principal                      Dated as at            Parties
     Agreements

     -------------------------------------------------------------------------

     Novation Agreement            8 March 1999             CWM (1), Lombard
                                                            Asset Finance Ltd
                                                            ("LAFL") (2) & Van
                                                            der Giessen-de Noord
                                                            Shipbuilding
                                                            Division BV ("VdG")
                                                            (3)

     Charterparty                  8 March 1999             LAFL (1) & CWM (2)

     Shipbuilding Contract         15 October 1998          VdG (1) & CWM (2)


(b)  Steps
     -----

(i) The Seller shall and shall procure that CWM shall assist the Purchaser in consulting with LAFL (as contemplated by Clause 20.2 of the Charterparty and a letter of 8 March 1999 relating thereto from Lombard North Central PLC to CWM) with a view to securing on or before the Condition Date:

     (1) LAFL's acceptance of the proposed change of control of CWM as contemplated by this agreement and the continuation of the transactions contemplated by the Transaction Documents (as defined in the Charterparty) subject to such amendments to the Transaction Documents as may be required by LAFL and which are reasonably acceptable to the Purchaser; or

     (2) failing acceptance as contemplated by (1) above, the termination of the Charterparty, the re-novation of the Shipbuilding Contract to CWM and the payment of the Termination Sum (as defined in the Charterparty) and of an amount reasonably acceptable to the Purchaser provided that, without limiting the foregoing, the amount of such Termination Sum shall not be reasonably acceptable to the Purchaser if the calculation thereof does not take into account, as a credit or reduction, any instalments of the purchase price for the vessel which remain payable by CWM under the Shipbuilding Contract or any obligation of CWM under the Novation Agreement to reimburse any instalments of the purchase price paid by LAFL, following a renovation of the Shipbuilding Contract.

(ii) The Purchaser shall, with the assistance as required by it of the Seller and/or CWM, consult with LAFL with a view to securing on or before the Condition Date:

     (1) LAFL's acceptance of the proposed change of control of CWM as referred to in paragraph (i)(1) above; or

     (2) failing such acceptance, the termination of the Charterparty, re-novation of the Shipbuilding Contract to CWM and the payment of the Termination Sum as referred to in paragraph (i)(2) above.

2.   "Cable Innovator", "Sir Eric Sharp" and "Pacific Guardian"


(a)  The Agreements
     --------------

     Principal                             Dated as at                   Parties
     Agreements
     -------------------------------------------------------------------------------------------------
     Participation Agreement               29/2/96                       Banc One Equipment Finance,
                                                                         INC ("Banc One") (1),
                                                                         Wilmington Trust Company
                                                                         ("Charter Trustee") (2),
                                                                         Charyhold B.V.
                                                                         ("Charterer") (3), CWM (4)
                                                                         and Hollandsche Bank-Unie
                                                                         N.V. ("Loan Participant")
                                                                         (5)

     Charter#3                             29/2/96                       Charter Trustee (1) and
                                                                         Charterer (2)

     Equity L/C                            29/2/96                       Chemical Bank, London
                                                                         Branch ("Chemical") (1) and
                                                                         Banc One (2)

     Reimbursement Agreement               29/2/96                       Seller (1) and Chemical
                                                                         Bank (2)


     Equity Guarantee                      29/2/96                       Seller (1), Charter Trustee
                                                                         (2) and Banc One (3)

     Debt Guarantee                        29/2/96                       Seller (1), Charter Trustee
                                                                         (2) and Loan Participant (3)

     C&W plc Bond                          29/2/96                       Seller (1) and Charterer (2)

     Letter of Undertaking                 29/2/96                       Seller (1) and Banc One (2)

(b)    Steps
       -----

(i) The Seller shall and shall procure that CWM shall assist the Purchaser in negotiations with Banc One, the Charter Trustee, the Loan Participant, Chemical and the Charterer (the "Relevant Parties") with a view to securing on or before the Condition Date:

       (1) the termination of the Overall Transaction, (as defined in the Participation Agreement) in respect of all three Vessels, the payment in full of the Stipulated Loss Value/Termination Value in an amount agreed by Banc One and the Loan Participant and reasonably acceptable to the Seller and the Purchaser and the discharge of the Equity Guarantee, the Debt Guarantee and the Reimbursement Agreement; or

       (2) the written consent of the Relevant Parties to the change of control of CWM as contemplated by this Agreement and the substitution of the Purchaser or a third party for the Seller as a party to each of the Operative Documents (as defined in the Participation Agreement) to which the Seller is a party and the execution of all documents and/or amendments to the Operative Documents required in order to effect a full release of the Seller from any liability thereunder;

(ii) the Seller shall, in the event of a termination as referred to in paragraph (i)(1) above or a substitution referred to in paragraph (i)(2) above, redeem the C&W plc Bond on the date of such termination or substitution and shall pay to the Charterer an amount calculated for the date of such payment in accordance with paragraph (i) of the definition of "Early Redemption Amount" in the Conditions of the Bond;

(iii) the Purchaser shall, with the assistance as required by it of the Seller and/or CWM, negotiate with the parties referred to in paragraph (i) above with a view to securing the termination or substitution referred to therein;

(iv) subject to the proviso to paragraph 5 below, the Purchaser, shall in the event of a termination as referred to in subclause (i)(1) above, fund or procure funding for the Charterer to enable it to pay to the Charter Trustee the Equity Portion of Stipulated Loss Value /Termination Value (less the Early Redemption Amount referred to in paragraph (ii) above) payable in respect of such termination.

3.     Mako ROV

(a)    The Agreements
       --------------

       Principal                   Dated as at               Parties
       Agreements

       -------------------------------------------------------------------------


       Purchase Agreement          13 November 1996          CWM (1) and Lombard
                                                             North Central PLC
                                                             ("LNC")(2)

       Charterparty                13 November 1996          LNC (1) and CWM (2)

       Remarketing Agreement       13 November 1996          GATX Asset-Residual
                                                             Management Plc (1)
                                                             and CWM (2)

(b)  Steps
     -----

(i) The Seller shall and shall procure that CWM shall assist the Purchaser in consulting with LNC with the view to securing on or before the Condition
     Date:

     (1) LNC's written agreement to the proposed change of control of CWM as contemplated by this agreement and the continuation of the Charterparty subject to such amendments as may be required by LNC and which are reasonably acceptable to the Purchaser; or

     (2) failing agreement as contemplated by (1) above, the termination of the Charterparty and the sale of the ROV to CWM or another entity nominated by the Purchaser and payment of an amount required by LNC and reasonably acceptable to the Purchaser in the respect of the early termination of the Charterparty.

(ii) The Purchaser shall, with the assistance as required by it of the Seller and/or CWM, negotiate with LNC with a view to securing on or before the Condition Date:

     (1) LNC's agreement to the proposed change of control of CWM as referred to in paragraph (i)(1) above; or

     (2) failing such agreement, the termination of the Charterparty, sale of the ROV and payment of the amount as referred to in paragraph (i)(2) above.

4.   "Iris" and "Monarch"

(a)  The Agreements
     --------------

     Principal                Dated as at         Parties
     Agreements

     -------------------------------------------------------------------

     Finance Lease - Iris

     Demise Charterparty              1.6.76      Midland Montagu Leasing
                                                  Limited ("Midland Montagu")
                                                  (1) The Post Office (2)

     Amendment Agreement             1.10.87
                                                  Midland Montagu (1) BT Plc
                                                  (2) BT (Marine) (3)

     Waiver and Amendment
     Agreement                       ?.12.94      Midland Montagu (1) BT Plc
                                                  (2) BT (Marine) (3) CWM (4)

     Sales Agency Agreement         18.11.88      Midland Montagu (1) BT
                                                  (Marine) (2) BT Plc (3)



     Finance Lease - Monarch

     Demise Charterparty            11.11.75     Midland Montagu (1) The
                                                  Post Office (2)

     Amendment Agreement             1.10.87     Midland Montagu (1) BT Plc
                                                  (2) BT (Marine) (3)


     Waiver and Amendment Agreement  ?.12.94     Midland Montagu (1) BT Plc
                                                  (2) BT (Marine) (3) CWM (4)



(b)  Steps
     -----

(i) The Seller shall and shall procure that CWM shall assist the Purchaser in negotiating with Midland Montagu with a view to securing on or before the Condition Date:

     (1) the written consent of Midland Montagu to the change of control of CWM as contemplated by this agreement and the continuation of the Iris and Monarch charterparty arrangements subject to such amendments as may be required by Midland Montagu and which are reasonably acceptable to the Purchaser; or

     (2) failing such consent, the voluntary termination in accordance with Clause 2(b) of each Demise Charterparty, the payment of the proportion of the Capital Cost in accordance with Clause 8 of each Demise Charterparty and the sale of the Vessels to CWM or another entity nominated by the Purchaser pursuant to the sales agency arrangements relating to that vessel.

(ii) The Purchaser shall, with the assistance as required by it of the Seller and/or CWM, negotiate with Midland Montagu with the view to securing its consent as contemplated in paragraph (i)(1) above, and failing which, the voluntary termination of each charterparty arrangement, sale of the Vessels and payment of the proportion of the Capital Cost referred to in paragraph
     (i)(2) above.

5.   Funding of Payments

     Subject as provided below, the Purchaser shall fund or procure the funding of:

(a) any amounts which may be agreed to be paid or provided to the parties as referred to in paragraphs 1 to 4 above (other than paragraph 2(b)(ii)) (the "Financing Parties") by way of:-

     (i) cash collateral or other forms of security, including the cost of providing the same; or

     (ii) fees, costs, expenses or other charges.

          In order to secure the agreement or consent needed in relation to the change of control of the Companies as contemplated by this agreement;

(b) any termination sums, stipulated loss value, termination value or other amounts payable in respect of termination of the agreements referred to in this Schedule, calculated (i) where such amounts or the method of calculation of such amounts are set out in the relevant agreements , on the basis provided for in the relevant agreements, or (ii) where such amounts or the method of calculation thereof are not set out in the relevant agreements, on the basis of the net present value on the date of such termination of the rentals or other amounts that would have been payable under the relevant agreements had such termination not occurred, such net present value being calculated by reference to a discount rate determined in such agreements or at a rate agreed by the Purchaser with the relevant Financing Parties;

(c) any additional amounts payable by way of fees, costs (including broken funding costs and the costs of external professional advisers), penalties for early termination, adjustments in respect of taxation and expenses or otherwise required by the Financing Parties in respect of the early termination of the agreements relating to the leasing arrangements; and

(d) if necessary to secure a termination of the relevant leasing arrangements and ensure that a Company or an entity nominated by the Purchaser is the beneficial owner of the relevant vessel or ROV, the purchase price of that vessel or ROV payable to the Financing Party which is the lessor.

     PROVIDED THAT the Purchaser's obligation to the Seller to fund or procure funding in respect of (i) any amounts specified in paragraphs (a)(ii) and
     (c) above and (ii) the purchase price of any vessel or ROV referred to in paragraph (d) above to the extent that such purchase price, less any retention from the purchase price to which the lessor thereof, as seller, is entitled under the relevant documents, is not offset against the termination sum, stipulated loss value or other similar sum payable in respect of the relevant termination or is not payable by way of rebate or sales commission to a Company or any member of the Purchaser's Group, shall not exceed $30,000,000 (thirty million dollars) in aggregate and for the purposes of this paragraph 5 it is agreed that:

     (1) in the event of a substitution as referred to in paragraph 2(b)(i)(2) above, any amount to be funded or any amount of funding to be procured by the Purchaser in respect of providing US Treasury bonds or other securities as security for the Equity Portion of the Scheduled Purchase Option Price (as defined in the Participation Agreement) in excess of the amount payable by the Seller on redemption of the C&W plc Bond as referred to in paragraph 2(b)(ii) above shall be an amount falling within paragraph 5(a) above; and

     (2) in the event of a termination as referred to in paragraph 2(b)(i)(1) above, each amount (if any) payable to the Charter Trustee as trustee for Banc One in respect of such termination up to the amount of the Equity Portion of the Stipulated loss Value/Termination Value for the date of termination calculated on the basis set out in Schedules B/C to Charter #. 3 is an amount falling within paragraph 5(b) above and any amount so payable to the Charter Trustee in addition thereto is an amount falling within paragraph 5(c) above.

Signed by C. NASH        )
for and on behalf of     )    C. NASH
CABLE AND WIRELESS PLC   )



Signed by T. CASEY       )
for and on behalf of     )    T. CASEY
GLOBAL CROSSING          )
LTD.                     )